Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

STRATEGIC STORAGE TRUST VI, INC.,

SSGT III MERGER SUB, LLC,

AND

STRATEGIC STORAGE GROWTH TRUST III, INC.

DATED AS OF JULY 14, 2026

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS 5

Section 1.1 Definitions. 5

Section 1.2 Interpretation and Rules of Construction 17

ARTICLE 2 THE MERGER 18

Section 2.1 The Merger; Other Transactions 18

Section 2.2 Closing 18

Section 2.3 Effective Time. 18

Section 2.4 Organizational Documents of the Surviving Entity. 18

Section 2.5 Tax Treatment of Merger. 19

Section 2.6 Management of the Surviving Entity. 19

Section 2.7 Subsequent Actions. 19

ARTICLE 3 EFFECTS OF THE MERGER 19

Section 3.1 Effects of the Merger. 19

Section 3.2 Exchange Procedures. 21

Section 3.3 Withholding Rights 21

Section 3.4 Dissenters Rights 22

Section 3.5 General Effects of the Merger. 22

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SSGT III 22

Section 4.1 Organization and Qualification; Subsidiaries. 22

Section 4.2 Authority; Approval Required. 23

Section 4.3 No Conflict; Required Filings and Consents. 24

Section 4.4 Capital Structure. 25

Section 4.5 Financial Statements. 26

Section 4.6 Absence of Certain Changes or Events 27

Section 4.7 No Undisclosed Liabilities 28

Section 4.8 Permits; Compliance with Law. 28

Section 4.9 Litigation 29

Section 4.10 Properties. 29

Section 4.11 Environmental Matters 29

Section 4.12 Material Contracts. 30

Section 4.13 Taxes. 32

Section 4.14 Intellectual Property 35

Section 4.15 Insurance 35

Section 4.16 Benefit Plans. 35

Section 4.17 Related Party Transactions 36

Section 4.18 Brokers 36

Section 4.19 Opinion of Financial Advisor 36

Section 4.20 Takeover Statutes; Appraisal Rights 36

Section 4.21 No Other Representations and Warranties; Non-Reliance. 37

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ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE SST VI PARTIES 37

Section 5.1 Organization and Qualification; Subsidiaries. 38

Section 5.2 Authority. 39

Section 5.3 No Conflict; Required Filings and Consents. 40

Section 5.4 Capital Structure. 40

Section 5.5 SEC Documents and Financial Statements. 42

Section 5.6 Absence of Certain Changes or Events 44

Section 5.7 No Undisclosed Liabilities 45

Section 5.8 Permits; Compliance with Law. 45

Section 5.9 Litigation 45

Section 5.10 Properties. 46

Section 5.11 Environmental Matters 46

Section 5.12 Material Contracts. 47

Section 5.13 Taxes. 49

Section 5.14 Intellectual Property. 52

Section 5.15 Insurance 52

Section 5.16 Benefit Plans. 52

Section 5.17 Related Party Transactions 53

Section 5.18 Brokers 53

Section 5.19 Opinion of Financial Advisor. 53

Section 5.20 Takeover Statutes; Appraisal Rights 53

Section 5.21 Ownership of Merger Sub; No Prior Activities. 54

Section 5.22 No Other Representations and Warranties; Non-Reliance. 54

ARTICLE 6 COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER 54

Section 6.1 Conduct of Business by SSGT III. 55

Section 6.2 Conduct of Business by SST VI. 59

Section 6.3 No Control of Other Parties’ Business 65

ARTICLE 7 ADDITIONAL COVENANTS 65

Section 7.1 Preparation of the Form S-4; Stockholder Approval. 65

Section 7.2 Access to Information; Confidentiality. 68

Section 7.3 No Solicitation; Superior Proposals. 69

Section 7.4 Public Announcements 74

Section 7.5 Appropriate Action; Consents; Filings. 74

Section 7.6 Notification of Certain Matters; Transaction Litigation. 76

Section 7.7 Indemnification; Directors’ and Officers’ Insurance. 77

Section 7.8 Dividends. 79

Section 7.9 Takeover Statutes 80

Section 7.10 Obligations of SST VI with respect to Merger Sub. 80

Section 7.11 Tax Matters. 80

Section 7.12 Section 16 Matters 82

ARTICLE 8 CONDITIONS 82

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Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger 82

Section 8.2 Conditions to Obligations of the SST VI Parties 83

Section 8.3 Conditions to Obligations of SSGT III 84

ARTICLE 9 TERMINATION, FEES AND EXPENSES 85

Section 9.1 Termination 85

Section 9.2 Effect of Termination 87

Section 9.3 Fees and Expenses. 88

ARTICLE 10 GENERAL PROVISIONS 91

Section 10.1 Nonsurvival of Representations and Warranties and Certain Covenants 91

Section 10.2 Notices 91

Section 10.3 Severability 92

Section 10.4 Counterparts 92

Section 10.5 Entire Agreement; No Third-Party Beneficiaries 92

Section 10.6 Amendment; Extension; Waiver 93

Section 10.7 Governing Law; Venue. 93

Section 10.8 Assignment 94

Section 10.9 Specific Performance 94

Section 10.10 Waiver of Jury Trial 94

Section 10.11 Authorship 95

DISCLOSURE LETTERS

SSGT III Disclosure Letter

SST VI Disclosure Letter

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 14, 2026 (this “Agreement”), is entered into by and among Strategic Storage Trust VI, Inc., a Maryland corporation (“SST VI”), SSGT III Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of SST VI (“Merger Sub”), and Strategic Storage Growth Trust III, Inc., a Maryland corporation (“SSGT III”). Each of SST VI, Merger Sub, and SSGT III is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

WHEREAS, SSGT III (i) is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes, (ii) holds interests in properties through SSGT III Operating Partnership (as defined herein) and (iii) is the sole general partner of SSGT III Operating Partnership;

WHEREAS, SST VI (i) is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes, (ii) holds interests in properties through SST VI Operating Partnership (as defined herein) and (iii) is the sole general partner of SST VI Operating Partnership;

WHEREAS, the Parties wish to effect a business combination transaction in which SSGT III will be merged with and into Merger Sub, with Merger Sub being the surviving company (the “Merger”), and (i) each Eligible Common Share (as defined herein) issued and outstanding immediately prior to the Merger Effective Time (as defined herein) will be converted into the right to receive the Merger Consideration (as defined herein), and (ii) each issued and outstanding share of SSGT III Series A Preferred Stock (as defined herein) will be converted into the right to receive the Series A Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “MLLCA”);

WHEREAS, on the recommendation of the special committee (the “SSGT III Special Committee”) of the board of directors of SSGT III (the “SSGT III Board”), the SSGT III Board has (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of, and with respect to this Agreement and the Merger, are fair and reasonable to, SSGT III, (b) authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) directed that the Merger be submitted for consideration at the Stockholders Meeting, and (d) recommended the approval of the Merger by the SSGT III stockholders;

WHEREAS, on the recommendation of the special committee (the “SST VI Special Committee”) of the board of directors of SST VI (the “SST VI Board”), the SST VI Board has (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of SST VI, and (b) authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement, including the issuance of the SST VI Series G Preferred Stock as the Series A Merger Consideration in the Merger;

WHEREAS, SST VI, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to approve this Agreement and the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, SSGT III, SSGT III Operating Partnership and SSGT III Advisor (as defined herein) have entered into a Termination Agreement (as defined herein), which sets forth the terms on which the SSGT III Advisory Agreement (as defined herein) shall terminate effective as of the Merger Effective Time; and

WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS
Section 1.1
Definitions.
(a)
For purposes of this Agreement:

“Acceptable NDA” means a confidentiality agreement with a term of at least one year and terms (including a standstill provision) that are not materially less favorable in the aggregate to SSGT III than the confidentiality provisions in the Exclusivity Agreement; provided, that any such confidentiality agreement shall permit compliance with Section 7.3 of this Agreement and shall exclude from any standstill or similar provision the ability to make an Acquisition Proposal.

“Action” means any claim, action, cause of action, demand, suit, litigation, investigation, audit, proceeding, arbitration, mediation, interference, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (other than an Acceptable NDA) relating to any Acquisition Proposal.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 and (ii) any applicable anti-bribery, anti-money laundering, anti-corruption or similar Law of any other jurisdiction.

“Benefit Plan” means, with respect to a Person, any benefit or compensation plan, program, policy, practice, Contract or other obligation, whether or not funded, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by such Person or any of its subsidiaries including, but not limited to, “employee benefit plans” (within the meaning of Section 3(3) of ERISA), and any employment, consulting, termination, severance, change in control, separation, retention equity option, equity appreciation rights, restricted equity, phantom equity, equity-based compensation, profits interest unit, outperformance, equity purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy, practice, understanding or other arrangement, whether or not written and whether or not subject to ERISA.

“Business Day” means any day ending at 11:59 p.m., California local time, other than a Saturday, a Sunday or any day on which banks located in New York, New York are authorized or required by Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other obligation.

“Eligible Common Shares” means each share of SSGT III Common Stock outstanding immediately prior to the Merger Effective Time, other than Excluded Shares.

“Environmental Law” means any Law relating to the investigation, pollution (or cleanup or other remediation thereof), restoration or protection of the natural resources, endangered or threatened species, or environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to (i) the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of Hazardous Substances and (ii) pollution, contamination or injury to persons or property relating to any Hazardous Substance.

“Environmental Permit” means any permit, approval, license, exemption, action, consent or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means 1.000, as such ratio may be adjusted in accordance with Section 3.1(b).

“Excluded Shares” means all shares of SSGT III Common Stock held, as of immediately prior to the Merger Effective Time, by any SSGT III Subsidiary, SST VI or any SST VI Subsidiary.

“Exclusivity Agreement” means the Exclusivity and Non-Disclosure Agreement dated June 5, 2026 by and between SST VI and SSGT III.

“Expense Reimbursement Payment” means payment in an amount equal to the documented Expenses of the Party that is entitled to receive such payment pursuant to Section 9.3 of this Agreement; provided, that such payment shall not exceed $1,000,000.

“Expenses” means all costs, fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, and mailing of the Proxy Statement, the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Form S-4, the solicitation of stockholder approval, obtaining any third party consents, making any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Qualification; Subsidiaries); Section 4.2 (Authority; Approval Required); Section 4.4 (Capital Structure); Section 4.13(b) (Taxes); Section 5.1 (Organization and Qualification; Subsidiaries); Section 5.2 (Authority); Section 5.4 (Capital Structure); Section 5.5(f) (SEC Documents and Financial Statements); and Section 5.13(b) (Taxes).

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, body, department, self-regulatory organization, arbitration panel or similar entity or subdivision thereof.

“Hazardous Substances” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, minerals in each case, whether naturally occurred or man-made, that is listed, designated, classified or regulated as hazardous or toxic under any Environmental Law; (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof, and lead-containing paint or plumbing; and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, mold, methane, asbestos in any form, radioactive materials or wastes and radon.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) net cash payment obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Initial Period” means the period commencing on the date of this Agreement and ending at 11:59 p.m. ET, on August 25, 2026.

“Intellectual Property” means all United States and foreign (i) patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and rights in copyrightable works, (iv) rights in confidential and proprietary information, including trade secrets, know-how, ideas, formulae, invention disclosure, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means (i) with respect to SSGT III, the actual knowledge of the persons named in Section 1.1(a) of the SSGT III Disclosure Letter and (ii) with respect to the SST VI Parties, the actual knowledge of the persons named in Section 1.1(a) of the SST VI Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, common laws, rules, ordinances, codes, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, hypothecation, charge, security interest,

preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; other than transfer restrictions arising under applicable securities Laws.

“Non-Tax Contract” means any Contract entered into in the ordinary course of business not dealing principally with the sharing, allocation or indemnification of Taxes and in which the provisions dealing with Taxes are of a type typically included in such Contracts (such as acquisition agreements, employment agreements, leases and loan agreements).

“Order” means a judgment, writ, stipulation, injunction, order or decree of any Governmental Authority.

“Permitted Liens” means any of the following: (i) Liens for current Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith and for which there are adequate accruals or reserves on the financial statements (if such accruals or reserves are required pursuant to GAAP); (ii) Liens that are carriers’, suppliers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other similar Liens arising in the ordinary course of business if the underlying obligations are not yet delinquent, or are being contested in good faith; (iii) with respect to any real property, Liens that are zoning, building or other regulations, requirements, entitlements or other land use or environmental regulations by any Governmental Authority that do not materially impact the use of the real property as currently conducted; (iv) with respect to SSGT III, Liens that are disclosed on Section 4.10 of the SSGT III Disclosure Letter, and with respect to SST VI, Liens that are disclosed on Section 5.10 of the SST VI Disclosure Letter; (v) with respect to SSGT III, Liens that are disclosed in the most recent audited financial statements of SSGT III, and with respect to SST VI, Liens that are disclosed in the most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed by SST VI; (vi) with respect to SSGT III, Liens arising pursuant to any SSGT III Material Contract or, with respect to SST VI, Liens arising pursuant to any SST VI Material Contract; (vii) with respect to any real property of SSGT III or SST VI, as applicable, Liens that are recorded in a public record or disclosed on existing title policies made available to the other Party prior to the date hereof and any unrecorded easements (including reciprocal easement agreements), rights of way and other similar restrictions, or any ground leases; and (viii) with respect to SSGT III or SST VI, as applicable, Liens that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Proxy Statement” means the proxy statement relating to the Stockholders Meeting together with any amendment or supplements thereto.

“Qualified Bidder” means a Person that has made during the Initial Period an unsolicited, bona fide written Acquisition Proposal (provided that the Acquisition Proposal by such Person did not result from a breach of Section 7.3) that the SSGT III Special Committee during the Initial Period has determined in good faith, after consultation with outside legal counsel and outside financial advisors, either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal; provided, however, that notwithstanding the satisfaction of the foregoing criteria set forth in this sentence with respect to any Person, such Person shall not be deemed to be a “Qualified Bidder” unless SSGT III shall have notified SST VI by no later than 5:00 p.m., New York City time, on the first (1st) day immediately following the end of the Initial Period that such Person has satisfied such criteria; provided, further, that notwithstanding the satisfaction of the foregoing criteria set forth in this sentence with respect to any Person, such Person shall immediately and irrevocably cease to be a “Qualified Bidder” if, at any time after the conclusion of the Initial Period, an Acquisition Proposal submitted by such Person is withdrawn, terminates or expires.

“REIT” means a “real estate investment trust” within the meaning of Section 856 of the Code.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SSGT III Advisor” means SS Growth Advisor III, LLC, a Delaware limited liability company and the external investment advisor to SSGT III.

“SSGT III Advisory Agreement” means the Advisory Agreement, dated as of May 18, 2022, by and between SSGT III, SSGT III Operating Partnership and SSGT III Advisor, as amended.

“SSGT III Bylaws” means the Bylaws of SSGT III, dated as of February 23, 2022, as amended from time to time.

“SSGT III Charter” means the charter of SSGT III.

“SSGT III Common Stock” means the common stock, $0.001 par value per share, of SSGT III.

“SSGT III Equity Incentive Plan” means the Employee and Director Long-Term Incentive Plan of SSGT III, as amended, or any successor plan thereto.

“SSGT III Governing Documents” means (i) the SSGT III Bylaws, (ii) the SSGT III Charter, (iii) the certificate of limited partnership of SSGT III Operating Partnership, and (iv) the SSGT III Partnership Agreement.

“SSGT III Management Agreements” means (i) the SSGT III Advisory Agreement and (ii) each property management agreement entered into between SS Growth Property Management III, LLC and any SSGT III Subsidiary.

“SSGT III Manager” means any Person, other than SSGT III or a SSGT III Subsidiary, who advises or manages SSGT III or any SSGT III Subsidiary, or any of the SSGT III Properties, pursuant to the SSGT III Management Agreements.

“SSGT III Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of SSGT III and the SSGT III Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of SSGT III to consummate the Merger before the Outside Date; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a SSGT III Material Adverse Effect has occurred: (A) any failure of SSGT III to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a SSGT III Material Adverse Effect), (B) any changes that affect the self storage REIT industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal or regulatory conditions in the geographic regions in which SSGT III operates or owns or leases properties, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any damage or destruction of real property or improvements owned or leased by SSGT III or any SSGT III Subsidiary that is substantially covered by insurance, (I) any epidemic, pandemic or disease outbreak and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, or (J) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Merger (or the interpretation or enforcement of the foregoing), which in the case of each of clauses (B), (C), (D), (E), (G), (H), (I) and (J) do not disproportionately affect SSGT III and the SSGT III Subsidiaries, taken as a whole, relative to other similarly situated participants in the self storage REIT industry in the United States.

“SSGT III Operating Partnership” means SS Growth Operating Partnership III, L.P., a Delaware limited partnership and the operating partnership of SSGT III.

“SSGT III Operating Partnership Units” means the common units and the Series A Preferred Units set forth in the SSGT III Partnership Agreement.

“SSGT III Partnership Agreement” means the First Amended and Restated Limited Partnership Agreement of SSGT III Operating Partnership, dated as of May 18, 2022, as amended by Amendment No. 1 dated September 19, 2024.

“SSGT III Properties” means each real property, or interest therein, owned, or leased (including ground leased or master leased) as lessee or sublessee, by SSGT III or any SSGT III Subsidiary as of the date of this Agreement (including all of SSGT III’s or any SSGT III Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“SSGT III Special Limited Partner Interest” means the special limited partner interest in the SSGT III Operating Partnership held by SmartStop Storage Advisors, LLC.

“SSGT III Subsidiary” means (i) any corporation (or entity treated as a corporation for federal income tax purposes) of which at least fifty percent (50%) (or for purposes of the representations and warranties set forth in Section 4.13, ten (10%)) of the outstanding voting securities (by vote or value) is, directly or indirectly, owned by SSGT III, and (ii) any partnership, limited liability company, joint venture or other entity of which at least fifty percent (50%) of the total equity interest is, directly or indirectly, owned by SSGT III or of which SSGT III or any SSGT III Subsidiary is a general partner, manager, managing member or the equivalent, including the SSGT III Operating Partnership.

“SST VI Advisory Agreement” means the Amended and Restated Advisory Agreement, dated March 17, 2022, by and between SST VI, SST VI Operating Partnership and SST VI Advisor, as amended.

“SST VI Bylaws” means the Amended and Restated Bylaws of SST VI, dated March 17, 2022.

“SST VI Charter” means the charter of SST VI.

“SST VI Equity Incentive Plan” means the Employee and Director Long-Term Incentive Plan of SST VI, filed with the SEC on May 28, 2021, as amended, or any successor plan thereto.

“SST VI Governing Documents” means (i) the SST VI Charter, (ii) the SST VI Bylaws, (iii) the certificate of limited partnership of SST VI Operating Partnership, (iv) the SST VI Operating Partnership Agreement, (v) the articles of organization of Merger Sub, and (vi) the operating agreement of Merger Sub.

“SST VI Management Agreement” means the SST VI Advisory Agreement and each property management agreement entered into by Strategic Storage Property Management VI, LLC and any subsidiary of any REIT managed by a SST VI Subsidiary.

“SST VI Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of SST VI and the SST VI Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of the SST VI Parties to consummate the Merger before the Outside Date; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a SST VI Material Adverse Effect has occurred: (A) any failure of SST VI to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a SST VI Material Adverse Effect), (B) any changes that affect the self storage REIT industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal or regulatory conditions in the geographic regions in which SST VI operates or owns or leases properties, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any damage or destruction of real property or improvements owned or leased by SST VI or any SST VI Subsidiary that is substantially covered by insurance, (I) any epidemic, pandemic or disease outbreak, and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof, or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, or (J) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Merger (or the interpretation or enforcement of the foregoing), which in the case of each of clauses (B), (C), (D), (E), (G), (H), (I) and (J) do not disproportionately affect SST VI and the SST VI Subsidiaries, taken as a whole, relative to other similarly situated participants in the self storage REIT industry in the United States.

“SST VI Operating Partnership” means Strategic Storage Operating Partnership VI, L.P., a Delaware limited partnership and the operating partnership of SST VI.

“SST VI Operating Partnership Agreement” means the Second Amended and Restated Limited Partnership Agreement of SST VI Operating Partnership, dated March 17, 2022, as amended by Amendments No. 1-6 dated January 30, 2023, May 1, 2023, November 1, 2023, September 19, 2024, August 29, 2025, and September 26, 2025, respectively.

“SST VI Operating Partnership Units” means the Class A Units, Class P Units, Class T Units, Class W Units, Class Y Units, Class Z Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units and Series E Preferred Units set forth in the SST VI Operating Partnership Agreement.

“SST VI Parties” means SST VI and Merger Sub.

“SST VI Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by SST VI or any SST VI Subsidiary as of the date of this Agreement (including all of SST VI’s or any SST VI Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“SST VI Series G Preferred Stock” means the Series G Convertible Preferred Stock of SST VI, par value $0.001 per share, with the terms of the Series G Preferred Stock set forth in the Articles Supplementary substantially in the form attached hereto as Exhibit A, having the rights, preferences, privileges and voting powers substantially the same as those of the SSGT III Series A Preferred Stock immediately prior to the Merger.

“SST VI Subsidiary” means (i) any corporation (or entity treated as a corporation for federal income tax purposes) of which at least fifty percent (50%) (or for purposes of the representations and warranties set forth in Section 5.13, ten (10%)) of the outstanding voting securities (by vote or value) is, directly or indirectly, owned by SST VI and (ii) any partnership, limited liability company, joint venture or other entity of which at least fifty percent (50%) of the total equity interest is directly or indirectly owned by SST VI or of which SST VI or any SST VI Subsidiary is a general partner, manager, managing member or the equivalent, including the SST VI Operating Partnership.

“Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of SSGT III Common Stock entitled to vote at the Stockholders Meeting on the Merger.

“Stockholders Meeting” means the meeting of the holders of shares of SSGT III Common Stock exclusively for the purpose of seeking the Stockholder Approval, including any postponement or adjournment thereof.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes and any duties, assessments or similar governmental charges in the nature of taxes, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Payment” means $5,400,000; provided, however, that, in the event the Termination Payment becomes payable as a result of the termination of this Agreement prior to the Window Period End Time (i) by SSGT III pursuant to Section 9.1(c)(ii) with respect to a Superior Proposal by a Qualified Bidder or (ii) by SST VI pursuant to Section 9.1(d)(ii) in response to an Adverse Recommendation Change effected in compliance with Section 7.3(d) with respect to or as a result of a Superior Proposal by a Qualified Bidder, then, in the case of either of the immediately preceding clauses (i) or (ii), the “Termination Payment” shall mean $2,700,000.

“Window Period End Time” means, with respect to a Qualified Bidder, the later of (i) 11:59 p.m. ET on the last day of the Initial Period and (ii) 11:59 p.m. ET on the second (2nd) Business Day after the end of any Notice Period (including any extensions thereof pursuant to Section 7.3(e)) with respect to a Superior Proposal by such Qualified Bidder for which such Notice Period commenced on or prior to 11:59 p.m. ET, on the last day of the Initial Period.

(b)
In addition to the terms defined in Section 1.1(a), the following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition
Acquisition Proposal	Section 7.3(j)(i)
Adverse Recommendation Change	Section 7.3(d)
Additional Indemnification Agreements Agreement	Section 7.7(a) Preamble
Articles of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Escrow Agreement	Section 9.3(f)
Form S-4	Section 7.1(a)
Indemnified Parties	Section 7.7(a)(i)
Interim Period	Section 6.1(a)
Intervening Event	Section 7.3(j)(ii)
Merger	Recitals
Merger Consideration	Section 3.1(a)(i)
Merger Effective Time	Section 2.3
Merger Sub	Preamble
MGCL	Recitals
MLLCA	Recitals
Outside Date	Section 9.1(b)(i)
Party(ies)	Preamble
Payor	Section 9.3(d)
Permits	Section 4.8(a)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying REIT Income	Section 9.3(f)(i)
Recipient	Section 9.3(c)
Registered Securities	Section 7.1(a)
Sarbanes-Oxley Act	Section 5.5(a)
Series A Merger Consideration	Section 3.1(a)
SDAT	Section 2.3
SSGT III	Preamble
SSGT III Audited Financial Statements	Section 4.5(a)
SSGT III Board	Recitals
SSGT III Board Recommendation	Section 4.2(c)
SSGT III Common Stock	Section 4.4(a)
SSGT III Disclosure Letter	Article 4
SSGT III Financial Advisor	Section 4.19
SSGT III Insurance Policies	Section 4.15
SSGT III Material Contracts	Section 4.12(b)
SSGT III Permits	Section 4.8(a)
SSGT III Series A Preferred Stock	Section 4.4(a)
SSGT III Special Committee	Recitals
SSGT III Subsidiary Partnership	Section 4.13(h)
SSGT III Tax Protection Agreements	Section 4.13(h)

Defined Term	Location of Definition
SSGT III Terminating Breach	Section 9.1(d)(i)
SSGT III Unaudited Financial Statements	Section 4.5(a)
SSGT III Voting Debt	Section 4.4(d)
SST VI	Preamble
SST VI Board	Recitals
SST VI Class A Common Stock	Section 5.4(a)
SST VI Class P Common Stock	Section 5.4(a)
SST VI Class T Common Stock	Section 5.4(a)
SST VI Class W Common Stock	Section 5.4(a)
SST VI Class Y Common Stock	Section 5.4(a)
SST VI Class Z Common Stock	Section 5.4(a)
SST VI Common Stock	Section 5.4(a)
SST VI Disclosure Letter	Article 5
SST VI Financial Advisor	Section 5.19
SST VI Insurance Policies	Section 5.15
SST VI Material Contracts	Section 5.12(b)
SST VI Permits	Section 5.8(a)
SST VI Preferred Stock	Section 5.4(a)
SST VI Restricted Share Awards	Section 5.4(a)
SST VI SEC Documents	Section 5.5(a)
SST VI Series B Preferred Stock	Section 5.4(a)
SST VI Series E Preferred Stock	Section 5.4(a)
SST VI Special Committee	Recitals
SST VI Subsidiary Partnership	Section 5.13(h)
SST VI Tax Protection Agreements	Section 5.13(h)
SST VI Terminating Breach	Section 9.1(c)(i)
SST VI Voting Debt	Section 5.4(d)

Superior Proposal Section 7.3(j)(iii)

Section 1.2
Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a)
when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b)
the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)
whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;
(d)
“or” shall be construed in the inclusive sense of “and/or”;

(e)
the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;
(f)
all references herein to “$” or dollars shall refer to United States dollars;
(g)
no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;
(h)
it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;
(i)
the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and shall refer to business similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations;
(j)
references to a Person are also to its successors and permitted assigns;
(k)
except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; and
(l)
the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.
ARTICLE 2

THE MERGER
Section 2.1
The Merger; Other Transactions. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and MLLCA, at the Merger Effective Time, SSGT III shall be merged with and into Merger Sub, whereupon the separate existence of SSGT III will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity upon consummation of the Merger, the “Surviving Entity”), such that following the Merger, the Surviving Entity will be a wholly owned subsidiary of SST VI. The Merger shall have the effects set forth in the applicable provisions of the MGCL, the MLLCA and this Agreement.
Section 2.2
Closing. The closing of the Merger (the “Closing”) will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., California local time, no later than the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing (so long as those conditions are reasonably capable of being satisfied), but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) such other place or date as may be agreed in writing by SSGT III and SST VI. The date on which the Closing actually takes place is referred to herein as the “Closing Date.”
Section 2.3
Effective Time. On the Closing Date, SSGT III, SST VI and Merger Sub shall (a) cause articles of merger with respect to the Merger to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and the MLLCA (the “Articles of Merger”) and (b) make any other filings, recordings or publications required to be made by SSGT III, SST VI or the Surviving Entity under the MGCL or MLLCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such other date and time (not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT) as specified in the Articles of Merger (such date and time, the “Merger Effective Time”), it being understood and agreed that the Parties shall cause the Merger Effective Time to occur on the Closing Date.
Section 2.4
Organizational Documents of the Surviving Entity. At the Merger Effective Time and by virtue of the Merger, (i) the articles of organization of Merger Sub, as in effect immediately prior to the Merger Effective Time shall be the articles of organization of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such articles of organization, and (ii) the operating agreement of Merger Sub as in effect immediately prior to the Merger Effective Time shall be the operating agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Entity’s articles of organization and operating agreement.
Section 2.5
Tax Treatment of Merger. The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 2.5, and no Party shall take a position inconsistent with such treatment.
Section 2.6
Management of the Surviving Entity. By virtue of the Merger, the manager of Merger Sub shall serve as the manager of the Surviving Entity.
Section 2.7
Subsequent Actions. If at any time after the Merger Effective Time the Surviving Entity shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of SSGT III acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out the intent of this Agreement, then the members, managers and officers of the Surviving Entity shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.

ARTICLE 3

EFFECTS OF THE MERGER
Section 3.1
Effects of the Merger.
(a)
The Merger. At the Merger Effective Time and by virtue of the Merger and without any further action on the part of SSGT III, SST VI or Merger Sub or the holders of any securities of SSGT III, SST VI or Merger Sub:
(i)
Subject to Section 3.1(b) and Section 3.3, each Eligible Common Share will be automatically converted into the right to receive from SST VI the number of shares of SST VI Class A Common Stock equal to the Exchange Ratio, subject to the treatment of fractional shares of SST VI Class A Common Stock in accordance with Section 3.1(d) (the “Merger Consideration”);
(ii)
All Eligible Common Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except for the right to receive the Merger Consideration therefor in accordance with this Agreement;
(iii)
All Excluded Shares shall automatically be cancelled and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto, in connection with or as a consequence of the Merger;
(iv)
Each share of SSGT III Series A Preferred Stock issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into the right to receive from SST VI one (1) share (the “Series A Merger Consideration”) of SST VI Series G Preferred Stock, a newly created series of preferred stock of SST VI with substantially identical powers, preferences, privileges and rights as the SSGT III Series A Preferred Stock;
(v)
All shares of SSGT III Series A Preferred Stock, when so converted in accordance with Section 3.1(a)(iv), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or book-entry share with respect to such SSGT III Series A Preferred Stock that immediately prior to the Merger Effective Time represented shares of SSGT III Series A Preferred Stock shall cease to have any rights with respect to such SSGT III Series A Preferred Stock, other than the right to receive the Series A Merger Consideration and any dividends or other distributions to which such holder may be entitled, in accordance with Section 7.8; and
(vi)
Each membership interest of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding and, collectively, shall constitute the only issued and outstanding membership interests of the Surviving Entity.

(b)
Adjustment of the Merger Consideration. Between the date of this Agreement and the Merger Effective Time, if the issued and outstanding shares of SSGT III Common Stock, securities convertible or exchangeable into or exercisable for shares of SSGT III Common Stock, shares of SST VI Common Stock, or securities convertible or exchangeable into or exercisable for shares of SST VI Common Stock shall have been changed into a different number of shares or other securities or a different class by reason of any stock split (whether forward or reverse), combination, reclassification, reorganization, recapitalization, distribution, merger or exchange or other similar transaction, or a stock dividend having a record date within such period shall have been declared, then (without limiting any other rights of the Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted. For the avoidance of doubt, (i) no adjustment shall be made pursuant to this Section 3.1(b) for any shares issued pursuant to SSGT III’s or SST VI’s distribution reinvestment plan or redeemed pursuant to SSGT III’s or SST VI’s share redemption program and (ii) nothing in this Section 3.1(b) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.
(c)
Transfer Books. From and after the Merger Effective Time, the share transfer books of SSGT III shall be closed, and thereafter there shall be no further registration of transfers of SSGT III Common Stock or SSGT III Series A Preferred Stock. From and after the Merger Effective Time, Persons who held outstanding shares of SSGT III Common Stock or SSGT III Series A Preferred Stock immediately prior to the Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law.
(d)
Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fractional shares of SST VI Class A Common Stock less than 1/1,000th of a share shall be issued pursuant to this Agreement and, in lieu thereof, such fractional shares a Person would otherwise be entitled to receive pursuant to this Agreement, but for this Section 3.1(d), shall be aggregated and rounded up to the nearest 1/1,000th of a share.
Section 3.2
Exchange Procedures.
(a)
As soon as reasonably practicable after the Merger Effective Time, SST VI shall cause SS&C GIDS, Inc., or any successor transfer agent of SST VI (in either case, the “Transfer Agent”), to record on the stock records of SST VI the issuance of shares of (i) SST VI Class A Common Stock (including any fractional shares thereof) equal to the Merger Consideration that is issuable to each holder of Eligible Common Shares pursuant to Section 3.1 and (ii) SST VI Series G Preferred Stock equal to the Series A Merger Consideration that is issuable to each holder of SSGT III Series A Preferred Stock pursuant to Section 3.1. For the avoidance of doubt, payment of the Merger Consideration and Series A Merger Consideration shall only be made to the Person in whose name the relevant Eligible Common Shares or shares of SSGT III Series A Preferred Stock are registered in the stock transfer books of SSGT III as of the Merger Effective Time.
(b)
None of SST VI, SSGT III, the Surviving Entity, the Transfer Agent, or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of any Merger Consideration or Series A Merger Consideration (or the appropriate portions thereof) that has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts so delivered that remain unclaimed by holders of Eligible Common Shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of SST VI free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.
(c)
No interest shall be paid or accrued on the Merger Consideration or the Series A Merger Consideration (or any amounts in respect thereof, including any dividends payable on shares of SST VI Class A Common Stock) for the benefit of holders of Eligible Common Shares or shares of SSGT III Series A Preferred Stock.
Section 3.3
Withholding Rights. Each and any of SST VI, SSGT III, the Surviving Entity or the Transfer Agent, or any of their agents, as applicable, shall be entitled to deduct and withhold from the Merger Consideration or Series A Merger Consideration, as applicable, and any other amounts otherwise payable pursuant to this Agreement to any holder of SSGT III Common Stock or SSGT III Series A Preferred Stock, as applicable, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be timely paid to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.4
Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.
Section 3.5
General Effects of the Merger. At the Merger Effective Time, the effect of the Merger shall be as set forth in this Agreement and the Articles of Merger and as provided in the applicable provisions of the MGCL and the MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges, powers and franchises of SSGT III and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of SSGT III and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SSGT III

Except as set forth in (a) the disclosure letter prepared by SSGT III and delivered by SSGT III to the SST VI Parties prior to the execution and delivery of this Agreement (the “SSGT III Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the SSGT III Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, (b) the SSGT III Audited Financial Statements, or (c) or to the Knowledge of the SST VI Parties in their capacity as the SSGT III Advisor, SSGT III hereby represents and warrants as of the date hereof (except to the extent that such representations and warranties expressly relate to another date, in which case as of such other date) to the SST VI Parties that:

Section 4.1
Organization and Qualification; Subsidiaries.
(a)
SSGT III is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. SSGT III is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect.
(b)
Each SSGT III Subsidiary (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and (ii) has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each SSGT III Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect.
(c)
Section 4.1(c) of the SSGT III Disclosure Letter sets forth a true and complete list of the SSGT III Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which SSGT III and the SSGT III Subsidiaries are qualified or licensed to do business, and the percentage of interest held, directly or indirectly, by SSGT III in each SSGT III Subsidiary, including a list of each SSGT III Subsidiary that is (i) a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”), (ii) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each a “Taxable REIT Subsidiary”) and (iii) an entity taxable as a corporation under the Code that is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.
(d)
SSGT III has made available to SST VI complete and correct copies of the SSGT III Governing Documents, which are in full force and effect as of the date of this Agreement. Each of SSGT III and the SSGT III Operating Partnership is in compliance with the terms of its applicable SSGT III Governing Documents. True and complete copies of SSGT III’s and the SSGT III Operating Partnership’s minute books, as applicable, since February 18, 2022 have been made available by SSGT III to SST VI.
(e)
Except as set forth in Section 4.1(e) of the SSGT III Disclosure Letter, SSGT III has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the SSGT III Charter, which exemption or Excepted Holder Limit is currently in effect.
Section 4.2
Authority; Approval Required.

(a)
SSGT III has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by SSGT III and the consummation by SSGT III of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SSGT III is necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject with respect to the Merger, to receipt of the Stockholder Approval and to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT in accordance with the MGCL and the MLLCA.
(b)
This Agreement has been duly executed and delivered by SSGT III and, assuming due authorization, execution and delivery by the SST VI Parties, constitutes a legally valid and binding obligation of SSGT III, enforceable against SSGT III in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(c)
On the recommendation of the SSGT III Special Committee, the SSGT III Board has (i) determined that the terms of this Agreement, the Merger, the Merger Consideration and the other transactions contemplated by this Agreement are advisable and in the best interests of, and with respect to the Agreement and the Merger, are fair and reasonable to, SSGT III, (ii) approved, authorized, adopted and declared advisable this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) directed that the Merger be submitted to a vote of the holders of SSGT III Common Stock and (iv) recommended that holders of SSGT III Common Stock vote in favor of approval of the Merger (such recommendation, the “SSGT III Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.
(d)
The Stockholder Approval is the only vote of the holders of securities of SSGT III required to approve the Merger and the other transactions contemplated by this Agreement.
Section 4.3
No Conflict; Required Filings and Consents.
(a)
The execution and delivery of this Agreement by SSGT III does not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Stockholder Approval, conflict with or violate any provision of (A) the SSGT III Governing Documents or (B) any equivalent organizational or governing documents of any other SSGT III Subsidiary, (ii) assuming (solely with respect to performance of this Agreement) compliance with the matters referred to in Section 4.3(b), conflict with or violate any Law or Environmental Permit applicable to SSGT III or any SSGT III Subsidiary or by which any property or asset of SSGT III or any SSGT III Subsidiary is bound, or (iii) with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of SSGT III or any SSGT III Subsidiary or related to any of their respective properties, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect.
(b)
No filings, notices, reports, consents, registrations, approvals, Permits or authorizations are required to be made by SSGT III or any SSGT III Subsidiary with, nor are any required to be made or obtained by, SSGT III or any SSGT III Subsidiary with or from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by SSGT III and the SSGT III Subsidiaries and the consummation of the Merger or the other transactions contemplated hereby, or in connection with the continuing operation of the business of SSGT III and the SSGT III Subsidiaries following the Merger Effective Time, except (i) the filing of the Form S-4 and the declaration of effectiveness of the Form S-4 and such other reports under or compliance with the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of such Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (iv) where failure to obtain such consents, approvals, authorizations or Permits, or to make such filings, notifications or reports, which, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect. As of the date hereof, to the Knowledge of SSGT III, there is no reason why the necessary approvals referenced in clause (iv) of the preceding sentence will not be received in order to permit consummation of the Merger on a timely basis.
Section 4.4
Capital Structure.
(a)
The authorized capital stock of SSGT III consists of 110,000,000 shares of capital stock, of which (i) 100,000,000 shares are designated as common stock, $0.001 par value per share (“SSGT III Common Stock”), and (ii) 10,000,000 shares are designated as preferred stock, $0.001 par value per share, 100,000 of which are designated as Series A Convertible Preferred Stock (the “SSGT III Series A Preferred Stock”). At the close of business on June 26, 2026, (i) 17,454,902.149 shares of SSGT III Common Stock were issued and outstanding (inclusive of 3,750 unvested restricted shares of SSGT III Common Stock granted under the SSGT III Equity Incentive Plan (“SSGT III Restricted Share Awards”)), and (ii) 100,000 shares of SSGT III Series A Preferred Stock were issued and outstanding. Additionally, as of the date of this Agreement, 18,104,572.478 units of limited partnership interests in SSGT III Operating Partnership were issued and outstanding, of which 18,004,572.478 units of limited partnership interest were designated as common units, and 100,000 units of limited partnership interest were designated as Series A Preferred Units. All of the outstanding shares of capital stock of SSGT III are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 4.4(a), there is no other outstanding capital stock of SSGT III.
(b)
All of the SSGT III Operating Partnership Units are owned by SSGT III, free and clear of all Liens other than Permitted Liens and free of preemptive rights. All of the SSGT III Operating Partnership Units are duly authorized and validly issued and were issued in compliance with applicable securities Laws. The SSGT III Special Limited Partner Interest constitutes the only special limited partner interest in SSGT III Operating Partnership.
(c)
All of the outstanding shares of capital stock of each of the SSGT III Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the SSGT III Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof. All shares of capital stock of (or other ownership interests in) each of the SSGT III Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, to the extent applicable, nonassessable. SSGT III or the SSGT III Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the SSGT III Subsidiaries free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.
(d)
There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of SSGT III or any SSGT III Subsidiary issued and outstanding (“SSGT III Voting Debt”). There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which SSGT III or any of the SSGT III Subsidiaries is a party or by which any of them is bound obligating SSGT III or any of the SSGT III Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of SSGT III or any SSGT III Subsidiary or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, SSGT III Voting Debt or other equity interests.
(e)
Neither SSGT III nor any SSGT III Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of SSGT III or any of the SSGT III Subsidiaries. Except as set forth in Section 4.4(e) of the SSGT III Disclosure Letter, neither SSGT III nor any SSGT III Subsidiary has granted any registration rights on any of its capital stock. No SSGT III Common Stock is owned by any SSGT III Subsidiary.
(f)
SSGT III does not have a “poison pill” or similar stockholder rights plan.
(g)
All dividends or other distributions on the shares of SSGT III Common Stock or SSGT III Operating Partnership Units and any material dividends or other distributions on any securities of any SSGT III Subsidiary, which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).
Section 4.5
Financial Statements.

(a)
SSGT III has delivered to SST VI: (i) consolidated audited financial statements of SSGT III and all SSGT III Subsidiaries as of December 31, 2025 and 2024 (the “SSGT III Audited Financial Statements”), and (ii) an unaudited consolidated balance sheet as of December 31, 2025 and an unaudited consolidated income statement of SSGT III and all SSGT III Subsidiaries for the three month period from January 1, 2026 through March 31, 2026 (the “SSGT III Unaudited Financial Statements”).
(b)
The SSGT III Audited Financial Statements and the SSGT III Unaudited Financial Statements (i) have been prepared from the books and records of SSGT III and SSGT III Subsidiaries in all material respects, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (x) as may be indicated in the notes thereto or (y) in the case of the SSGT III Unaudited Financial Statements, for the absence of notes) and (iii) fairly present in all material respects the consolidated financial position of SSGT III and the SSGT III Subsidiaries, taken as a whole, as of their respective dates and, as applicable, the consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of SSGT III and the SSGT III Subsidiaries for the periods presented therein.
(c)
SSGT III maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
(d)
SSGT III is not, and none of the SSGT III Subsidiaries is, a party to, and neither SSGT III nor any SSGT III Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between or among SSGT III and any SSGT III Subsidiary, on the one hand, and any unconsolidated Affiliate of SSGT III or any SSGT III Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, SSGT III, any SSGT III Subsidiary or SSGT III’s or such SSGT III Subsidiary’s audited financial statements.
(e)
Neither SSGT III nor any SSGT III Subsidiary is required to be registered as an investment company under the Investment Company Act.
Section 4.6
Absence of Certain Changes or Events. Since December 31, 2024 through the date of this Agreement, except as contemplated by this Agreement, (a) SSGT III and each SSGT III Subsidiary have conducted their respective business in all material respects in the ordinary course of business, (b) neither SSGT III nor any SSGT III Subsidiary has taken any action that would have been prohibited by Section 6.1(b) (Conduct of the Business of SSGT III) if taken from and after the date of this Agreement and (c) there has not been any SSGT III Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a SSGT III Material Adverse Effect.
Section 4.7
No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the consolidated balance sheet of SSGT III dated as of December 31, 2025 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since December 31, 2024, neither SSGT III nor any SSGT III Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a SSGT III Material Adverse Effect.
Section 4.8
Permits; Compliance with Law.
(a)
Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.10 and Section 4.11, which are addressed solely in those Sections, SSGT III and each SSGT III Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority (“Permits”) necessary for SSGT III and each SSGT III Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “SSGT III Permits”), and all such SSGT III Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the SSGT III Permits, individually, or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect. SSGT III has paid all fees and assessments due and payable, in each case, in connection with all such Permits, except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect. No event has occurred with respect to any of the SSGT III Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such SSGT III Permits. Neither SSGT III nor any of the SSGT III Subsidiaries has received any notice indicating, nor to the Knowledge of SSGT III, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of SSGT III or the SSGT III Subsidiaries or the SSGT III Properties that impairs the validity of any SSGT III Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any SSGT III Permit, except where the impairment or revocation of any such SSGT III Permits, individually, or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect.
(b)
Since January 1, 2023, neither SSGT III nor any SSGT III Subsidiary has been in conflict with, or in default or violation of, (i) any Law applicable to SSGT III or any SSGT III Subsidiary or by which any property or asset of SSGT III or any SSGT III Subsidiary is bound (except for compliance with Laws addressed in Section 4.10, Section 4.11, Section 4.13 and

Section 4.16 which are solely addressed in those Sections) or (ii) any SSGT III Permits (except for the SSGT III Permits addressed in Section 4.11, which are solely addressed in that Section), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect.
Section 4.9
Litigation. There is no material Action to which SSGT III or any SSGT III Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of SSGT III, threatened before any Governmental Authority and, to the Knowledge of SSGT III, there is no basis for any such Action. Neither SSGT III nor any SSGT III Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of SSGT III or the SSGT III Subsidiaries. No Order has been issued in any proceeding to which SSGT III or any of the SSGT III Subsidiaries is or was a party, or, to the Knowledge of SSGT III, in any other proceeding, that enjoins or requires SSGT III or any of the SSGT III Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2024, none of SSGT III, any SSGT III Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which SSGT III or any SSGT III Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $500,000 individually.
Section 4.10
Properties.
(a)
Except as disclosed on Schedule 4.10 relating to DST programs sponsored by SSGT III, or in title insurance policies and reports (and the documents or surveys referenced in such policies and reports): (i) SSGT III or a SSGT III Subsidiary owns fee simple title to each of the SSGT III Properties, free and clear of Liens, except for Permitted Liens; (ii) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SSGT III Material Adverse Effect, neither SSGT III nor any SSGT III Subsidiary has received written notice of any uncured violation of any Law (including zoning, building or similar Laws) affecting any portion of any of the SSGT III Properties issued by any Governmental Authority; and (iii) except as would not, individually or in the aggregate, have a SSGT III Material Adverse Effect, neither SSGT III nor any SSGT III Subsidiary has received written notice to the effect that there are condemnation or rezoning proceedings that are currently pending or, to the Knowledge of SSGT III, threatened with respect to any of the SSGT III Properties.
(b)
Except as disclosed in property condition assessments and similar structural engineering reports relating to the SSGT III Properties, SSGT III has not received written notice of, nor does SSGT III have any Knowledge of, any latent defects or adverse physical conditions affecting any of the SSGT III Properties or the improvements thereon that have not been corrected or cured prior to the date of this Agreement, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SSGT III Material Adverse Effect.
(c)
SSGT III and the SSGT III Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all material personal property assets owned, used or held for use by them. Neither SSGT III’s, nor the SSGT III Subsidiaries’, ownership of any such personal property is subject to any Liens, other than Permitted Liens.

Section 4.11
Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect: (i) no written notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of SSGT III, is threatened relating to SSGT III, any of the SSGT III Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) SSGT III and the SSGT III Subsidiaries are and, for the past three (3) years, have been, in compliance with all applicable Environmental Laws and all applicable Environmental Permits; (iii) SSGT III and each SSGT III Subsidiary is in possession of all Environmental Permits necessary for SSGT III and each SSGT III Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect; and (iv) there are no liabilities or obligations of SSGT III or any of the SSGT III Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.
Section 4.12
Material Contracts.
(a)
Section 4.12(a) of the SSGT III Disclosure Letter sets forth a list of each Contract (other than a Benefit Plan) in effect as of the date hereof to which SSGT III or any SSGT III Subsidiary is a party to or bound by that:
(i)
obligates SSGT III or any SSGT III Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to SSGT III or any SSGT III Subsidiary;
(ii)
constitutes (A) an Indebtedness obligation of SSGT III or any SSGT III Subsidiary with a principal amount as of the date hereof greater than $500,000 or (B) a Contract (including any so called take-or-pay or keep well agreements) under which (1) any Person including SSGT III or a SSGT III Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of SSGT III or a SSGT III Subsidiary or (2) SSGT III or a SSGT III Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including SSGT III or another SSGT III Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);
(iii)
requires SSGT III or any SSGT III Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(iv)
constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;
(v)
sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of SSGT III or any SSGT III Subsidiary with a third party;
(vi)
prohibits the pledging of the capital stock of SSGT III or any SSGT III Subsidiary or prohibits the issuance of guarantees by any SSGT III Subsidiary;
(vii)
is with a Governmental Authority;
(viii)
has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $500,000;
(ix)
is an employment Contract or material consulting Contract;
(x)
is a collective bargaining agreement or other Contract with any labor organization, union or association;
(xi)
is a SSGT III Management Agreement;
(xii)
is a ground lease under which SSGT III or any SSGT III Subsidiary holds a leasehold interest in the SSGT III Properties or any portion thereof; or
(xiii)
is both (A) not made in the ordinary course of business and (B) material to SSGT III and the SSGT III Subsidiaries, taken as a whole.
(b)
Each Contract in any of the categories set forth in Section 4.12(a) to which SSGT III or any SSGT III Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “SSGT III Material Contract.”
(c)
Each SSGT III Material Contract is legal, valid, binding and enforceable on SSGT III and/or the SSGT III Subsidiary that is a party thereto and, to the Knowledge of SSGT III, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). SSGT III and each SSGT III Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each SSGT III Material Contract and, to the Knowledge of SSGT III, each other party thereto has performed all obligations required to be performed by it under such SSGT III Material Contract prior to the date hereof, except where in each case the failure to perform, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect. Neither SSGT III nor any SSGT III Subsidiary, nor, to the Knowledge of SSGT III, any other party thereto, is in breach or violation of, or default under, any SSGT III Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any SSGT III Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect. Neither SSGT III nor any SSGT III Subsidiary has received written notice of any violation or default under, or owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any SSGT III Material Contract, except for violations or defaults, or fees or damages, that, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect. Since December 31, 2024 and as of the date hereof, neither SSGT III nor any SSGT III Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any SSGT III Material Contract.
Section 4.13
Taxes.
(a)
SSGT III and each SSGT III Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. SSGT III and each SSGT III Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No written claim has been proposed by any Governmental Authority in any jurisdiction where SSGT III or any SSGT III Subsidiary does not file Tax Returns that SSGT III or any SSGT III Subsidiary is or may be subject to Tax by such jurisdiction.
(b)
SSGT III (i) for all taxable years commencing with SSGT III’s year ending December 31, 2022 and through December 31, 2025, has been subject to taxation as a REIT under Sections 856 through 860 of the Code and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since the beginning of its taxable year ended December 31, 2022 in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the Knowledge of SSGT III, threatened. SSGT III does not own a direct or indirect ownership interest in an entity that is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary of SSGT III. SSGT III’s dividends paid deduction, within the meaning of Section 561 of the Code, for all taxable years commencing with SSGT III’s year ended December 31, 2022, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (A) SSGT III’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (B) SSGT III’s net capital gain for such year.
(c)
(i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of SSGT III, threatened with regard to any material Taxes or material Tax Returns of SSGT III or any SSGT III Subsidiary; (ii) no material deficiency for Taxes of SSGT III or any SSGT III Subsidiary, has been claimed, proposed or assessed in writing or, to the Knowledge of SSGT III, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect; (iii) neither SSGT III nor any SSGT III Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time (other than pursuant to an automatic extension to file a Tax Return requested in the ordinary course of business) with respect to any material Tax assessment or deficiency for any tax year that is not closed under the applicable statute of limitations; (iv) neither SSGT III nor any SSGT III Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return (other than pursuant to an automatic extension to file a Tax Return requested in the ordinary course of business); and (v) neither SSGT III nor any SSGT III Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(d)
Each SSGT III Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation (or other entity taxable as a corporation) whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for United States federal income tax purposes under Section 7704(a) of the Code.
(e)
Neither SSGT III nor any SSGT III Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.
(f)
Since its inception, SSGT III and the SSGT III Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(6)(A), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of SSGT III no condition or circumstance exists, which presents a material risk that any material liability for Taxes described in clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon SSGT III or any SSGT III Subsidiary for any taxable period (or portion thereof) preceding the Merger.
(g)
SSGT III and the SSGT III Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h)
There are no SSGT III Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing, or to the Knowledge of SSGT III threatened to raise, a material claim against SSGT III or any SSGT III Subsidiary for any breach of any SSGT III Tax Protection Agreements. As used herein, “SSGT III Tax Protection Agreements” means any written agreement to which SSGT III or any SSGT III Subsidiary is a party pursuant to which: (i) any liability of SSGT III or any SSGT III Subsidiary to holders of limited partnership interests in a SSGT III Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a SSGT III Subsidiary Partnership, SSGT III or any SSGT III Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “SSGT III Subsidiary Partnership” means a SSGT III Subsidiary that is treated as a partnership for United States federal income tax purposes.
(i)
There are no Liens for Taxes upon any property or assets of SSGT III or any SSGT III Subsidiary except for Permitted Liens.
(j)
There are no Tax allocation or sharing agreements or similar arrangements (other than Non-Tax Contracts) with respect to or involving SSGT III or any SSGT III Subsidiary, and after the Closing Date, neither SSGT III nor any SSGT III Subsidiary shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
(k)
Except for property Tax appeals made in the ordinary course of business, neither SSGT III nor any SSGT III Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither SSGT III nor any SSGT III Subsidiary is subject to written ruling of a Governmental Authority.
(l)
Neither SSGT III nor any SSGT III Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any SSGT III Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise (other than pursuant to a Non-Tax Contract).
(m)
Neither SSGT III nor any SSGT III Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(n)
Neither SSGT III nor any SSGT III Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o)
No written power of attorney that has been granted by SSGT III or any SSGT III Subsidiary (other than to SSGT III or a SSGT III Subsidiary) currently is in force with respect to any matter relating to Taxes, other than any power of attorney that will terminate on or before the Closing.
(p)
To the Knowledge of SSGT III, SSGT III is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.
Section 4.14
Intellectual Property. Neither SSGT III nor any SSGT III Subsidiary: (a) owns any patents, registered trademarks, or registered copyrights; (b) has any pending applications or registrations for any trademarks, patents or copyrights; or (c) is a party to any Contracts with respect to an exclusive license by SSGT III or any SSGT III Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect, (i) no Intellectual Property used by SSGT III or any SSGT III Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of SSGT III, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of SSGT III or any SSGT III Subsidiary, and (iii) SSGT III and the SSGT III Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of SSGT III and the SSGT III Subsidiaries as it is currently conducted. Since January 1, 2023, neither SSGT III nor any SSGT III Subsidiary has received any written or, to the Knowledge of SSGT III, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.
Section 4.15
Insurance. Except as, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect, all premiums due and payable under all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for SSGT III and the SSGT III Subsidiaries (the “SSGT III Insurance Policies”) have been paid, and SSGT III and the SSGT III Subsidiaries have otherwise complied in all material respects with the terms and conditions of all SSGT III Insurance Policies. No written notice of cancellation or termination has been received by SSGT III or any SSGT III Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.
Section 4.16
Benefit Plans.
(a)
SSGT III and the SSGT III Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither SSGT III nor any SSGT III Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.
(b)
None of SSGT III, any SSGT III Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(c)
Neither SSGT III nor any SSGT III Subsidiary has, or has ever had, any employees on its payroll.
Section 4.17
Related Party Transactions. Except (i) for the SSGT III Partnership Agreement or (ii) as described in the SSGT III Audited Financial Statements (the “SSGT III Related Party Agreements”), there are no agreements, arrangements or understandings between SSGT III or any SSGT III Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any Affiliate, on the other hand (other than those exclusively among SSGT III and SSGT III Subsidiaries).
Section 4.18
Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.18 of the SSGT III Disclosure Letter, pursuant to the terms of the engagement letter between SSGT III and such Person, true, correct and complete copies of which have been provided to SST VI prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of SSGT III or any SSGT III Subsidiary.
Section 4.19
Opinion of Financial Advisor. The SSGT III Special Committee has received the oral opinion (which opinion has been or will be confirmed in writing) of KeyBanc Capital Markets, Inc. (the “SSGT III Financial Advisor”), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Exchange Ratio is fair, from a financial point of view, to the “unaffiliated holders” (as defined therein) of shares of the SSGT III Common Stock. SSGT III will deliver to SST VI a complete and correct copy of such opinion of the SSGT III Financial Advisor promptly after receipt thereof by the SSGT III Special Committee solely for informational purposes (though such delivery need not be prior to entering into this Agreement). SSGT III acknowledges and agrees that the opinion of the SST VI Financial Advisor, to be delivered as provided in Section 5.19 hereof, is for the benefit of the SST VI Special Committee and that SSGT III shall not be entitled to rely on that opinion for any purpose.
Section 4.20
Takeover Statutes; Appraisal Rights. Neither SSGT III nor any SSGT III Subsidiary is, nor at any time during the last two (2) years was, an “interested stockholder” of SST VI as defined in Section 3-601 of the MGCL. The SSGT III Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger and no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. Pursuant to the SSGT III Charter, no dissenters’, appraisal or similar rights are available to the holders of SSGT III Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.
Section 4.21
No Other Representations and Warranties; Non-Reliance.
(a)
Except for the representations and warranties expressly set forth in this Article 4, or any document, agreement, certificate or other instrument contemplated by this

Agreement, neither SSGT III nor any Person on behalf of SSGT III has made any representation or warranty, express or implied, with respect to SSGT III or any SSGT III Subsidiary, including their respective businesses, operations, assets (including the SSGT III Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding SSGT III or any SSGT III Subsidiary. In particular, without limiting the foregoing disclaimer, except for the representations and warranties expressly made by SSGT III in this Article 4, none of SSGT III or any other Person makes any representation or warranty to any SST VI Party or any of their respective Affiliates or Representatives with respect to any written or oral information presented to the SST VI Parties or any of their respective Affiliates or Representatives in the course of their due diligence of SSGT III, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.
(b)
Notwithstanding anything contained in this Agreement to the contrary, SSGT III acknowledges and agrees with the representation of SST VI and Merger Sub in Section 5.22(a), and hereby acknowledges and confirms that, other than the representations and warranties expressly set forth in Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, (i) none of SST VI, Merger Sub or any other Person has made or is making, and (ii) SSGT III and its Representatives are not relying on, any representations or warranties relating to the SST VI or Merger Sub whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to SSGT III or any of its Representatives by SST VI, Merger Sub or their Representatives.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE SST VI PARTIES

Except as set forth in (a) the disclosure letter prepared by the SST VI Parties and delivered by the SST VI Parties to SSGT III prior to the execution and delivery of this Agreement (the “SST VI Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the SST VI Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, or (b) the SST VI SEC Documents publicly filed with, or publicly furnished to, as applicable, the SEC on or after March 17, 2022 and prior to the date of this Agreement, excluding any information or documents incorporated by reference therein or filed as exhibits thereto and any disclosures set forth or referenced in any risk factor section, forward-looking statements section or in any other section therein to the extent they are forward-looking statements or cautionary, non-specific, predictive or forward-looking in nature (and then only to the extent that the relevance of any disclosed event, item or occurrence in such SST VI SEC Documents to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face), the SST VI Parties hereby jointly and severally represent and warrant as of the date hereof (except to the extent that such representations and warranties expressly relate to another date, in which case as of such other date) to SSGT III that:

Section 5.1
Organization and Qualification; Subsidiaries.

(a)
SST VI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of SST VI and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect.
(b)
Each SST VI Subsidiary (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and (ii) has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each SST VI Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect.
(c)
Section 5.1(c) of the SST VI Disclosure Letter sets forth a true and complete list of the SST VI Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which SST VI and the SST VI Subsidiaries are qualified or licensed to do business, and the percentage of interest held, directly or indirectly, by SST VI in each SST VI Subsidiary, including a list of each SST VI Subsidiary that is (i) a Qualified REIT Subsidiary, (ii) a Taxable REIT Subsidiary and (iii) an entity taxable as a corporation under the Code that is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.
(d)
The SST VI Parties have made available to SSGT III complete and correct copies of the SST VI Governing Documents, which are in full force and effect as of the date of this Agreement. Each of the SST VI Parties is in compliance with the terms of its applicable SST VI Governing Documents. True and complete copies of SST VI’s and the SST VI Operating Partnership’s minute books, as applicable, since January 1, 2021, have been made available by SST VI to SSGT III.
(e)
Except as set forth in Section 5.1(e) of the SST VI Disclosure Letter, SST VI has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the SST VI Charter, which exemption or Excepted Holder Limit is currently in effect.
Section 5.2
Authority.

(a)
Each of the SST VI Parties has the requisite corporate, limited partnership or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by each of the SST VI Parties and the consummation by the SST VI Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate, limited partnership or limited liability company action, as applicable, and no other corporate, limited partnership or limited liability company proceedings on the part of the SST VI Parties are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Merger, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT in accordance with the MGCL and the MLLCA.
(b)
This Agreement has been duly executed and delivered by the SST VI Parties and, assuming due authorization, execution and delivery by SSGT III, constitutes a legally valid and binding obligation of the SST VI Parties enforceable against the SST VI Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(c)
On the recommendation of the SST VI Special Committee, the SST VI Board has (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of SST VI, and (ii) approved and authorized this Agreement, the Merger and the other transactions contemplated by this Agreement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.
(d)
No vote of any holders of securities of SST VI or the SST VI Operating Partnership is required to approve the Merger and the other transactions contemplated by this Agreement.
(e)
SST VI, as the sole member of Merger Sub, has approved this Agreement and the Merger.
Section 5.3
No Conflict; Required Filings and Consents.
(a)
The execution and delivery of this Agreement by each of the SST VI Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) the SST VI Governing Documents or (B) any equivalent organizational or governing documents of any other SST VI Subsidiary, (ii) assuming (solely with respect to performance of this Agreement) compliance with the matters referred to in Section 5.3(b), conflict with or violate any Law or Environmental Permit applicable to SST VI or any SST VI Subsidiary or by which any property or asset of SST VI or any SST VI Subsidiary is bound, or (iii) with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of SST VI or any SST VI Subsidiary or related to any of their respective properties, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect.
(b)
No filings, notices, reports, consents, registrations, approvals, Permits or authorizations are required to be made by SST VI or any SST VI Subsidiary with, nor are any required to be made or obtained by SST VI or any SST VI Subsidiary with or from any Governmental Authority, in connection with the execution, delivery and performance of this Agreement by SST VI and the SST VI Subsidiaries and the consummation of the Merger or the other transactions contemplated hereby, or in connection with the continuing operation of the business of SST VI and the SST VI Subsidiaries following the Merger Effective Time, except (i) the filing of the Form S-4 and the declaration of effectiveness of the Form S-4 and such other reports under or compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of such Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (iv) where failure to obtain such consents, approvals, authorizations or Permits, or to make such filings, notifications or reports, which, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect. As of the date hereof, to the Knowledge of SST VI, there is no reason why the necessary approvals referenced in clause (iv) of the preceding sentence will not be received in order to permit consummation of the Merger on a timely basis.
Section 5.4
Capital Structure.
(a)
The authorized capital stock of SST VI consists of 900,000,000 shares of capital stock, of which (i) 700,000,000 shares are designated as common stock, $0.001 par value per share (“SST VI Common Stock ”), of which 230,000,000 shares are designated as Class A Common Stock, $0.001 par value per share (“SST VI Class A Common Stock”), 100,000,000 shares are designated as Class T Common Stock $0.001 par value per share (“SST VI Class T Common Stock”), 70,000,000 shares are designated as Class W Common Stock, $0.001 par value per share (“SST VI Class W Common Stock”), 200,000,000 shares are designated as Class Y Common Stock, $0.001 par value per share (“SST VI Class Y Common Stock”), 70,000,000 shares are designated as Class Z Common Stock $0.001 par value per share (“SST VI Class Z Common Stock”), and 30,000,000 shares are designated as Class P Common Stock, $0.001 par value per share (“SST VI Class P Common Stock”), and (ii) 200,000,000 shares are designated as preferred stock, $0.001 par value per share (“SST VI Preferred Stock”), of which 150,000 shares are designated as Series B Convertible Preferred Stock, $0.001 par value per share (the “SST VI Series B Preferred Stock”) and 10,000,000 shares are designated as Series E Preferred Stock, $0.001 par value per share (the “SST VI Series E Preferred Stock”). At the close of business on June 26, 2026, (i) 3,300,917.377 shares of SST VI Class A Common Stock (inclusive of 12,638.441 unvested restricted shares of SST VI Class A Common Stock granted under the SST VI Equity Incentive Plan (“SST VI Restricted Share Awards”)) were issued and outstanding, (ii), 5,502,212.757 shares of SST VI Class T Common Stock, 729,193.864 shares of SST VI Class W Common Stock, 5,538,526.242 shares of SST VI Class Y Common Stock, 582,287.043 shares of SST VI Class Z Common Stock, and 11,567,873.692 shares of SST VI Class P Common Stock were issued and outstanding, (iii), 150,000 shares of SST VI Series B Convertible Preferred Stock, and 97,859.574 shares of SST VI Series E Preferred Stock were issued and outstanding, (iv) a number of shares of Class A common stock up to ten percent (10%) of SST VI outstanding stock were reserved for issuance under the SST VI Equity Incentive Plan and (v) 2,722,101.098 shares of SST VI Class A Common Stock remained available for grant under the SST VI Equity Incentive Plan. Additionally, as of the date of this Agreement, 27,771,230.755 units of limited partnership interests in SST VI Operating Partnership were issued and outstanding, of which 3,300,917.377 units of limited partnership interest were designated as Class A, 5,502,212.757 units of limited partnership interest were designated as Class T, 729,193.864 units of limited partnership interest were designated as Class W Units, 5,538,526.242 units of limited partnership interest were designated as Class Y Units, 582,287.043 units of limited partnership interest were designated as Class Z Units, 12,118,093.472 units of limited partnership interest were designated as Class P Units, 150,000 units of limited partnership were designated as Series B Convertible Preferred Units, and 1,400,000 units of limited partnership interest were designated as Series D Cumulative Redeemable Preferred Units. All of the outstanding shares of capital stock of SST VI are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 5.4(a), there is no other outstanding capital stock of SST VI. All shares to be issued by SST VI as Merger Consideration, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.
(b)
All of the SST VI Operating Partnership Units are owned by SST VI, free and clear of all Liens other than Permitted Liens and free of preemptive rights. All of the SST VI Operating Partnership Units are duly authorized and validly issued and were issued in compliance with applicable securities Laws.
(c)
All of the outstanding shares of capital stock of each of the SST VI Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the SST VI Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof. All shares of capital stock of (or other ownership interests in) each of the SST VI Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, to the extent applicable, nonassessable. SST VI or SST VI Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the SST VI Subsidiaries free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.
(d)
There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of SST VI or any SST VI Subsidiary issued and outstanding (“SST VI Voting Debt”). Except as set forth in Section 5.4(d) of the SST VI Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which SST VI or any of the SST VI Subsidiaries is a party or by which any of them is bound obligating SST VI or any of the SST VI Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of SST VI or any of the SST VI Subsidiaries or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, SST VI Voting Debt or other equity interests.
(e)
SST VI is not a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of SST VI or any SST VI Subsidiaries. Except as set forth in Section 5.4(e) of the SST VI Disclosure Letter, neither SST VI nor any of the SST VI Subsidiaries has granted any registration rights on any of its capital stock. No SST VI capital stock is owned by any SST VI Subsidiary.
(f)
SST VI does not have a “poison pill” or similar stockholder rights plan.
(g)
All dividends or other distributions on the shares of SST VI’s capital stock or SST VI Operating Partnership Units and any material dividends or other distributions on any securities of any SST VI Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).
Section 5.5
SEC Documents and Financial Statements.
(a)
The SST VI Parties have timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, certifications, statements, schedules and reports required to be filed or furnished by SST VI under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) since March 17, 2022 (the forms, documents, certifications, statements, schedules, reports (including the financial statements referenced in Section 5.5(e)) filed with the SEC since March 17, 2022, including those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “SST VI SEC Documents”).
(b)
As of their respective filing dates, the SST VI SEC Documents (i) complied, or with respect to SST VI SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act, and (ii) did not, or with respect to SST VI SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the SST VI SEC Documents is, to the Knowledge of SST VI, the subject of ongoing SEC review or threatened review, and SST VI does not have any outstanding and unresolved comments from the SEC with respect to any SST VI SEC Documents. None of the SST VI SEC Documents is the subject of any confidential treatment request by SST VI.

(c)
The consolidated audited and unaudited financial statements of SST VI and the SST VI Subsidiaries included, or incorporated by reference, in the SST VI SEC Documents, including the related notes and schedules, (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of SST VI and the SST VI Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act and the published rules and regulations of the SEC with respect thereto, which such adjustments are not, individually or in the aggregate, material to SST VI) and (iv) fairly present, or will fairly present, as the case may be, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of SST VI and the SST VI Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of SST VI and the SST VI Subsidiaries for the periods presented therein.
(d)
(i) SST VI maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that material information required to be disclosed by SST VI in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to SST VI’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of SST VI required under the Exchange Act with respect to such reports, and (ii) such disclosure controls and procedures are effective in timely alerting SST VI’s principal executive officer and principal financial officer to material information required to be included in SST VI’s periodic reports required under the Exchange Act. SST VI and the SST VI Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurances (A) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (B) that transactions are executed in accordance with management’s general or specific authorizations, (C) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (D) that access to assets is permitted only in accordance with management’s general or specific authorizations, (E) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (F) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. SST VI has disclosed to SST VI’s auditors and audit committee, based on the most recent evaluation by its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect SST VI’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.
(e)
SST VI is not, and none of the SST VI Subsidiaries is, a party to, and neither SST VI nor any SST VI Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between or among SST VI and any SST VI Subsidiary, on the one hand, and any unconsolidated Affiliate of SST VI or any SST VI Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, SST VI, any SST VI Subsidiary or SST VI’s or such SST VI Subsidiary’s audited financial statements or other SST VI SEC Documents.
(f)
Neither SST VI nor any SST VI Subsidiary is required to be registered as an investment company under the Investment Company Act.
Section 5.6
Absence of Certain Changes or Events. Since December 31, 2024 through the date of this Agreement, except as contemplated by this Agreement, (a) SST VI and each SST VI Subsidiary have conducted their respective business in all material respects in the ordinary course of business, (b) neither SST VI nor any SST VI Subsidiary has taken any action that would have been prohibited by Section 6.2(a) (Conduct of the Business of SST VI) if taken from and after the date of this Agreement and (c) there has not been any SST VI Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a SST VI Material Adverse Effect.
Section 5.7
No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the consolidated balance sheet of SST VI dated as of December 31, 2025 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since December 31, 2024, neither SST VI nor any SST VI Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a SST VI Material Adverse Effect.
Section 5.8
Permits; Compliance with Law.
(a)
Except for the authorizations, licenses, Permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.10 and Section 5.11, which are addressed solely in those Sections, SST VI and each SST VI Subsidiary is in possession of all Permits necessary for SST VI and each SST VI Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “SST VI Permits”), and all such SST VI Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the SST VI Permits, individually, or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect.

SST VI has paid all fees and assessments due and payable, in each case, in connection with all such Permits, except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect. No event has occurred with respect to any of the SST VI Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such SST VI Permits. Neither SST VI nor any of the SST VI Subsidiaries has received any notice indicating, nor to the Knowledge of SST VI, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of SST VI or the SST VI Subsidiaries or the SST VI Properties that impairs the validity of any SST VI Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any SST VI Permit, except where the impairment or revocation of any such SST VI Permits, individually, or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect.
(b)
Since January 1, 2021, neither SST VI nor any SST VI Subsidiary has been in conflict with, or in default or violation of, (i) any Law applicable to SST VI or any SST VI Subsidiary or by which any property or asset of SST VI or any SST VI Subsidiary is bound (except for compliance with Laws addressed in Section 5.10, Section 5.11, Section 5.13, Section 5.16 and Section 5.17, respectively, which are solely addressed in those Sections), or (ii) any SST VI Permits (except for the SST VI Permits addressed in Section 5.11, which are solely addressed in that Section), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect.
Section 5.9
Litigation. There is no material Action to which SST VI or any SST VI Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of SST VI, threatened before any Governmental Authority and, to the Knowledge of SST VI, there is no basis for any such Action. Neither SST VI nor any SST VI Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of SST VI or the SST VI Subsidiaries. No Order has been issued in any proceeding to which SST VI or any of the SST VI Subsidiaries is or was a party, or, to the Knowledge of SST VI, in any other proceeding, that enjoins or requires SST VI or any of the SST VI Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2023, none of SST VI, any SST VI Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which SST VI or any SST VI Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $750,000 individually.
Section 5.10
Properties.
(a)
Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports): (i) SST VI or a SST VI Subsidiary owns fee simple title to each of the SST VI Properties, free and clear of Liens, except for Permitted Liens; (ii) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SST VI Material Adverse Effect, neither SST VI nor any SST VI Subsidiary has received written notice of any uncured violation of any Law (including zoning, building or similar Laws) affecting any portion of any of the SST VI Properties issued by any Governmental Authority; and (iii) except as would not, individually or in the aggregate, have a SST VI Material

Adverse Effect, neither SST VI nor any SST VI Subsidiary has received written notice to the effect that there are condemnation or rezoning proceedings that are currently pending or, to the Knowledge of SST VI, threatened with respect to any of the SST VI Properties.
(b)
Except as disclosed in property condition assessments and similar structural engineering reports relating to the SST VI Properties, SST VI has not received written notice of, nor does SST VI have any Knowledge of, any latent defects or adverse physical conditions affecting any of the SST VI Properties or the improvements thereon that have not been corrected or cured prior to the date of this Agreement, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SST VI Material Adverse Effect.
(c)
SST VI and the SST VI Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all material personal property assets owned, used or held for use by them. Neither SST VI’s, nor the SST VI Subsidiaries’, ownership of any such personal property is subject to any Liens, other than Permitted Liens.
Section 5.11
Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect: (i) no written notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of SST VI, is threatened relating to any of the SST VI Parties, any of the SST VI Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) the SST VI Parties and the other SST VI Subsidiaries are and, for the past three (3) years, have been, in compliance with all applicable Environmental Laws and all applicable Environmental Permits; (iii) SST VI and each SST VI Subsidiary is in possession of all Environmental Permits necessary for SST VI and each SST VI Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect; and (iv) there are no liabilities or obligations of the SST VI Parties or any of the other SST VI Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.
Section 5.12
Material Contracts.
(a)
Section 5.12(a) of the SST VI Disclosure Letter sets forth a list of each Contract (other than a Benefit Plan) in effect as of the date hereof to which SST VI or any SST VI Subsidiary is a party to or bound by that:
(i)
is required to be filed as an exhibit to SST VI’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4) or (9) of Regulation S-K promulgated under the Securities Act or is required to be described pursuant to Item 404 of such Regulation S-K;
(ii)
obligates SST VI or any SST VI Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $750,000 and is not cancelable within ninety (90) days without material penalty to SST VI or any SST VI Subsidiary;
(iii)
constitutes (A) an Indebtedness obligation of SST VI or any SST VI Subsidiary with a principal amount as of the date hereof greater than $750,000 or (B) a Contract (including any so called take-or-pay or keep well agreements) under which (1) any Person including SST VI or a SST VI Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of SST VI or a SST VI Subsidiary or (2) SST VI or a SST VI Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including SST VI or another SST VI Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);
(iv)
requires SST VI or any SST VI Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of twenty percent (20%) of the equity value of SST VI per such acquisition or disposition, or involves any pending or contemplated merger, consolidation or similar business combination transaction;
(v)
constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;
(vi)
sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of SST VI or any SST VI Subsidiary with a third party;
(vii)
prohibits the pledging of the capital stock of SST VI or any SST VI Subsidiary or prohibits the issuance of guarantees by any SST VI Subsidiary;
(viii)
is with a Governmental Authority;
(ix)
has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $750,000;
(x)
is an employment Contract or material consulting Contract;
(xi)
is a collective bargaining agreement or other Contract with any labor organization, union or association;
(xii)
is a SST VI Management Agreement;
(xiii)
is a ground lease under which SST VI or any SST VI Subsidiary holds a leasehold interest in the SST VI Properties or any portion thereof; or
(xiv)
is both (A) not made in the ordinary course of business and (B) material to SST VI and the SST VI Subsidiaries, taken as a whole.

(b)
Each Contract in any of the categories set forth in Section 5.12(a) to which SST VI or any SST VI Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “SST VI Material Contract.”
(c)
Each SST VI Material Contract is legal, valid, binding and enforceable on SST VI and/or the SST VI Subsidiary that is a party thereto and, to the Knowledge of SST VI, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). SST VI and each SST VI Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each SST VI Material Contract and, to the Knowledge of SST VI, each other party thereto has performed all obligations required to be performed by it under such SST VI Material Contract prior to the date hereof, except where in each case the failure to perform, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect. Neither SST VI nor any SST VI Subsidiary, nor, to the Knowledge of SST VI, any other party thereto, is in breach or violation of, or default under, any SST VI Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any SST VI Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect. Neither SST VI nor any SST VI Subsidiary has received written notice of any violation or default under, or owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any SST VI Material Contract, except for violations or defaults, or fees or damages, that, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect. Since December 31, 2024 and as of the date hereof, neither SST VI nor any SST VI Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any SST VI Material Contract.
Section 5.13
Taxes.
(a)
Each SST VI Party and each other SST VI Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each SST VI Party and each other SST VI Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No written claim has been proposed by any Governmental Authority in any jurisdiction where SST VI or any SST VI Subsidiary does not file Tax Returns that SST VI or any SST VI Subsidiary is or may be subject to Tax by such jurisdiction.
(b)
SST VI (i) for all taxable years commencing with SST VI’s year ending December 31, 2021 and through December 31, 2025, has been subject to taxation as a REIT under Sections 856 through 860 of the Code and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since the beginning of its taxable year ended December 31, 2022, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the Knowledge of SST VI, threatened. SST VI does not own a direct or indirect ownership interest in an entity that is treated as a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary of SST VI. SST VI’s dividends paid deduction, within the meaning of Section 561 of the Code, for all taxable years commencing with SST VI’s year ending December 31, 2021, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (A) SST VI’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (B) SST VI’s net capital gain for such year.
(c)
(i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of SST VI, threatened with regard to any material Taxes or material Tax Returns of SST VI or any SST VI Subsidiary; (ii) no material deficiency for Taxes of SST VI or any SST VI Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of SST VI, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect; (iii) neither SST VI nor any SST VI Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time (other than pursuant to an automatic extension to file a Tax Return requested in the ordinary course of business) with respect to any material Tax assessment or deficiency for any tax year that is not closed under the applicable statute of limitations; (iv) neither SST VI nor any SST VI Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return (other than pursuant to an automatic extension to file a Tax Return requested in the ordinary course of business); and (v) neither SST VI nor any SST VI Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(d)
Each SST VI Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation (or other entity taxable as a corporation) whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for United States federal income tax purposes under Section 7704(a) of the Code.
(e)
Neither SST VI nor any SST VI Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.
(f)
(i) Since its inception, SST VI and the SST VI Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(6)(A), 857(b)(7)(A), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of SST VI no condition or circumstance exists, which presents a material risk that any material liability for Taxes described in clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon SST VI or any SST VI Subsidiary for any taxable period (or portion thereof) preceding the Merger.
(g)
SST VI and the SST VI Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h)
There are no SST VI Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing, or to the Knowledge of SST VI threatened to raise, a material claim against SST VI or any SST VI Subsidiary for any breach of any SST VI Tax Protection Agreements. As used herein, “SST VI Tax Protection Agreements” means any written agreement to which SST VI or any SST VI Subsidiary is a party pursuant to which: (i) any liability of SST VI or any SST VI Subsidiary to holders of limited partnership interests in a SST VI Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a SST VI Subsidiary Partnership, SST VI or any SST VI Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “SST VI Subsidiary Partnership” means a SST VI Subsidiary that is treated as a partnership for United States federal income tax purposes.
(i)
There are no Liens for Taxes upon any property or assets of SST VI or any SST VI Subsidiary except for Permitted Liens.
(j)
There are no Tax allocation or sharing agreements or similar arrangements (other than Non-Tax Contracts) with respect to or involving SST VI or any SST VI Subsidiary, and after the Closing Date, neither SST VI nor any SST VI Subsidiary shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
(k)
Except for property Tax appeals made in the ordinary course of business, neither SST VI nor any SST VI Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither SST VI nor any SST VI Subsidiary is subject to written ruling of a Governmental Authority.

(l)
Neither SST VI nor any SST VI Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any SST VI Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise (other than pursuant to a Non-Tax Contract).
(m)
Neither SST VI nor any SST VI Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(n)
Neither SST VI nor any SST VI Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.
(o)
No written power of attorney that has been granted by SST VI or any SST VI Subsidiary (other than to SST VI or a SST VI Subsidiary) currently is in force with respect to any matter relating to Taxes, other than any power of attorney that will terminate on or before the Closing.
(p)
To the Knowledge of SST VI, SST VI is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.
Section 5.14
Intellectual Property. Neither SST VI nor any SST VI Subsidiary: (a) owns any patents, registered trademarks, or registered copyrights; (b) has any pending applications or registrations for any trademarks, patents or copyrights; or (c) is a party to any Contracts with respect to an exclusive license by SST VI or any SST VI Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect, (i) no Intellectual Property used by SST VI or any SST VI Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of SST VI, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of SST VI or any SST VI Subsidiary, and (iii) SST VI and the SST VI Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of SST VI and the SST VI Subsidiaries as it is currently conducted. Since January 1, 2023, neither SST VI nor any SST VI Subsidiary has received any written or, to the Knowledge of SST VI, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.
Section 5.15
Insurance. Except as, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect, all premiums due and payable under all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for SST VI and the SST VI Subsidiaries (the “SST VI Insurance Policies”) have been paid, and SST VI and the SST VI Subsidiaries have otherwise complied in all material respects with the terms and conditions of all SST VI Insurance Policies. No written notice of cancellation or termination has been received by SST VI or any SST VI Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.
Section 5.16
Benefit Plans.
(a)
SST VI and the SST VI Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither SST VI nor any SST VI Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.
(b)
None of SST VI, any SST VI Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).
(c)
Neither SST VI nor any SST VI Subsidiary has, or has ever had, any employees on its payroll.
Section 5.17
Related Party Transactions. Except as described in the publicly available SST VI SEC Documents filed with or furnished to the SEC on or after March 17, 2022 and prior to the date hereof, no agreements, arrangements or understandings between SST VI or any SST VI Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among SST VI and SST VI Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.
Section 5.18
Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 5.18 of the SST VI Disclosure Letter, pursuant to the terms of the engagement letter between SST VI and such Person, true, correct and complete copies of which have been provided to SSGT III prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of SST VI or any SST VI Subsidiary.
Section 5.19
Opinion of Financial Advisor. The SST VI Special Committee has received the oral opinion (which opinion has been or will be confirmed in writing) of Robert A. Stanger & Co., Inc. (the “SST VI Financial Advisor”), to the effect that, as of the date of this Agreement and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Exchange Ratio is fair, from a financial point of view, to SST VI. SST VI will deliver to SSGT III a complete and correct copy of such opinion of the SST VI Financial Advisor promptly after receipt thereof by the SST VI Special Committee solely for informational purposes (though such delivery need not be prior to entering into this Agreement). The SST VI Parties acknowledge and agree that the opinion of the SSGT III Financial Advisor, to be delivered as provided in Section 4.19 hereof, is for the benefit of the SSGT III Special Committee and that none of the SST VI Parties shall be entitled to rely on that opinion for any purpose.
Section 5.20
Takeover Statutes; Appraisal Rights. Neither SST VI nor any SST VI Subsidiary is, nor at any time during the last two (2) years was, an “interested stockholder” of SSGT III as defined in Section 3-601 of the MGCL. The SST VI Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger and no other Takeover Statutes are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. Pursuant to the SST VI Charter, no dissenters’, appraisal or similar rights are available to the holders of SST VI’s capital stock with respect to the Merger and the other transactions contemplated by this Agreement.
Section 5.21
Ownership of Merger Sub; No Prior Activities.
(a)
Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the limited liability company membership interests of Merger Sub are owned, directly or indirectly, by SST VI.
(b)
Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Merger Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
Section 5.22
No Other Representations and Warranties; Non-Reliance.
(a)
Except for the representations and warranties expressly set forth in this Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, neither SST VI, nor any Person on behalf of SST VI, has made any representation or warranty, express or implied, with respect to SST VI or any SST VI Subsidiary, including their respective businesses, operations, assets (including the SST VI Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding SST VI or any SST VI Subsidiary. In particular, without limiting the foregoing disclaimer, except for the representations and warranties expressly made by the SST VI Parties in this Article 5, none of the SST VI Parties or any other Person makes any representation or warranty to SSGT III or any of its Affiliates or Representatives with respect to any written or oral information presented to SSGT III or any of its Affiliates or Representatives in the course of their due diligence of the SST VI Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.
(b)
Notwithstanding anything contained in this Agreement to the contrary, SST VI and Merger Sub acknowledge and agree with the representation of SSGT III in Section 4.21(a), and hereby acknowledge and confirm that, other than the representations and warranties expressly set forth in Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, (i) neither SSGT III nor any other Person has made or is making, and (ii) SST VI, Merger Sub and their Representatives are not relying on, any representations or warranties relating to SSGT III whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to SST VI, Merger Sub or any of their Representatives by SSGT III or its Representatives.
ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER
Section 6.1
Conduct of Business by SSGT III.
(a)
SSGT III covenants and agrees that, between the date of this Agreement and the earlier to occur of the Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by SST VI (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.1(a) of the SSGT III Disclosure Letter, SSGT III shall, and shall cause each SSGT III Subsidiary to, (i) conduct its business in all material respects in the ordinary course, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of SSGT III as a REIT, (C) maintain its material assets and properties in their current condition (normal wear and tear excepted), and (D) continue the development of any properties currently under construction in accordance with the applicable development agreements and budgets.
(b)
Without limiting the generality of the foregoing, SSGT III further covenants and agrees that, during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by SST VI (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.1(b) of the SSGT III Disclosure Letter, SSGT III shall not, and shall not cause or permit any SSGT III Subsidiary to, do any of the following:
(i)
(A) amend or propose to amend (1) the SSGT III Governing Documents or (2) such equivalent organizational or governing documents of any SSGT III Subsidiary, or (B) waive the Aggregate Stock Ownership Limit (as defined in the SSGT III Charter) or create an Excepted Holder Limit (as defined in the SSGT III Charter) under the SSGT III Charter;
(ii)
adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of SSGT III or any SSGT III Subsidiary (other than any SSGT III Subsidiary);
(iii)
declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of SSGT III or any SSGT III Subsidiary or other equity securities or ownership interests in SSGT III or any SSGT III Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by SSGT III of regular dividends in accordance with past practice for the SSGT III Common Stock, (B) the declaration and payment by SSGT III of regular cash dividends in accordance with past practice for the SSGT III Series A Preferred Stock in accordance with the terms of the SSGT III Series A Preferred Stock, (C) the declaration and payment by SSGT III Operating Partnership of regular distributions in accordance with past practice and for any interim period through the Closing Date, on the SSGT III Operating Partnership Units, and (D) the declaration and payment of dividends or other distributions to SSGT III by any SSGT III Subsidiary in accordance with past practice in accordance with the requirements of the organizational documents of such SSGT III Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), SSGT III and any SSGT III Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for SSGT III to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);
(iv)
redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of SSGT III or a SSGT III Subsidiary, or securities convertible or exchangeable into or exercisable therefor, except for any acquisition of shares of SSGT III Common Stock contemplated under Article 7 of the SSGT III Charter;
(v)
except for transactions among SSGT III and one or more SSGT III Subsidiaries or among one or more SSGT III Subsidiaries, or the issuance of equity awards to directors pursuant to the SSGT III Equity Incentive Plan, in each case in the ordinary course of business consistent with past practice and in accordance with the terms in effect as of the date of this Agreement, issue, sell, pledge, dispose, encumber or grant any shares of SSGT III or any of the SSGT III Subsidiaries’ capital stock or equity interests, or authorize the issuance, sale, pledge, disposition, grant, transfer or any Lien against, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of SSGT III or any of the SSGT III Subsidiaries’ capital stock or equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any capital stock of SSGT III or any of the capital stock or other equity interests of any SSGT III Subsidiary;
(vi)
acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets), or sell, pledge, lease, assign, transfer, dispose of or effect a deed in lieu of foreclosure with respect to, or permit or suffer to exist the creation of any Lien upon, any material property or assets, except (A) acquisitions by SSGT III or any SSGT III Subsidiary of or from an existing SSGT III Subsidiary, (B) acquisitions or dispositions in the ordinary course of business for consideration less than ten percent (10%) of the equity value of SSGT III per such acquisition or disposition, (C) any disposition of a real property asset for consideration greater than or equal to ninety percent (90%) of the net asset value assigned to such real property asset by the then most recent third party appraisal with respect to such property and (D) leases and Liens in the ordinary course of business;
(vii)
incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a SSGT III Subsidiary), or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of SSGT III or any of the SSGT III Subsidiaries, except (A) Indebtedness incurred under SSGT III’s existing credit facility in the ordinary course of business (including to the extent necessary to pay distributions permitted pursuant to Section 6.1(b)(iii)), (B) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $500,000, (C) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on SSGT III compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing), and (D) any mortgage Indebtedness in respect to any real property having a loan-to-value ratio not in excess of 75%;
(viii)
make any loans, advances or capital contribution to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than in the ordinary course of business and other than loans, advances or capital contributions to, or investments in, any SSGT III Subsidiary or any investments permitted pursuant to Section 6.1(b)(vi);
(ix)
other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any SSGT III Material Contract (or any Contract that, if existing as of the date hereof, would be a SSGT III Material Contract) in any material respect, other than (A) any termination, modification, amendment or renewal in accordance with the terms of any existing SSGT III Material Contract that (1) occurs automatically without any action (other than notice of renewal) by SSGT III or any SSGT III Subsidiary or (2) occurs in connection with the exercise by a third party of any preferential right or option granted to such third party under the applicable SSGT III Material Contract, or (B) as may be reasonably necessary to comply with the terms of this Agreement;
(x)
make any payment, direct or indirect, of any liability of SSGT III or any SSGT III Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;
(xi)
waive, release, assign, settle or compromise any material Action, other than waivers, releases, assignments, settlements or compromises that (A) (I)

involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by SSGT III on the most recent balance sheet included in the SSGT III Audited Financial Statements as of the date of this Agreement) no greater than $500,000 in the aggregate, (II) do not involve the imposition of injunctive relief against SSGT III or any SSGT III Subsidiary or the Surviving Entity and (III) do not provide for any admission of material liability by SSGT III or any of the SSGT III Subsidiaries, or (B) are made with respect to any Action involving any present, former or purported holder or group of holders of SSGT III Common Stock in accordance with Section 7.6(c);
(xii)
(A) hire any employee or hire or terminate any officer or director or engage any independent contractor (who is a natural person), or (B) become a party to, enter into or otherwise adopt any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;
(xiii)
fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2025, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;
(xiv)
enter into any new line of business;
(xv)
form any new, or consent to any material amendment or modification of the terms of existing, funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles, other than in the ordinary course of business;
(xvi)
fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;
(xvii)
enter into or modify in a manner adverse to SSGT III any SSGT III Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return; settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund; give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve SSGT III’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any SSGT III Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xviii)
take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause SSGT III to fail to qualify as a REIT or any SSGT III Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xix)
adopt a plan of merger (except in connection with any transaction permitted by Section 6.1(b)(vi) in a manner that would not reasonably be expected to be materially adverse to SSGT III or to prevent or impair the ability of SSGT III to consummate the Merger), complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;
(xx)
make any payment, loan, distribution or transfer of assets to any SSGT III Manager except in such amount and as expressly contemplated by this Agreement or any SSGT III Management Agreement;
(xxi)
take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the SSGT III Common Stock with respect to the Merger or any other transactions contemplated by this Agreement; or
(xxii)
authorize, or enter into any Contract or arrangement to do any of the foregoing.
(c)
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit SSGT III from taking any action, or refraining to take any action, at any time or from time to time if, in the reasonable judgment of the SSGT III Board, such action or inaction is reasonably necessary (A) for SSGT III to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or (B) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that SSGT III or any SSGT III Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (A), making dividend or any other actual, constructive or deemed distribution payments to stockholders of SSGT III in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii), including changes in relationships with partners, financing sources, directors, officers, consultants, Affiliates, agents and other business partners.
Section 6.2
Conduct of Business by SST VI.
(a)
SST VI covenants and agrees that during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by SSGT III (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.2(a) of the SST VI Disclosure Letter, each of the SST VI Parties shall, and shall cause each SST VI Subsidiary to, (i)

conduct its business in all material respects in the ordinary course, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of SST VI as a REIT, (C) maintain its material assets and properties in their current condition (normal wear and tear excepted), and (D) continue the development of any properties currently under construction in accordance with the applicable development agreements and budgets.
(b)
Without limiting the foregoing, SST VI further covenants and agrees that, during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by SSGT III (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.2(b) of the SST VI Disclosure Letter, the SST VI Parties shall not, and shall not cause or permit any SST VI Subsidiary to, do any of the following:
(i)
(A) amend or propose to amend (1) the SST VI Governing Documents or (2) such equivalent organizational or governing documents of any SST VI Subsidiary, or (B) waive the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit (each as defined in the SST VI Charter) or create an Excepted Holder Limit (as defined in the SST VI Charter) under the SST VI Charter;
(ii)
adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of SST VI or any SST VI Subsidiary;
(iii)
declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of SST VI or any SST VI Subsidiary or other equity securities or ownership interests in SST VI or any SST VI Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by SST VI of regular cash dividends in accordance with past practice for the SST VI Common Stock, (B) the declaration and payment by SST VI of regular cash dividends in accordance with past practice for the SST VI Series B Preferred Stock in accordance with the terms of the SST VI Series B Preferred Stock, (C) the declaration and payment by SST VI of regular cash dividends in accordance with past practice for the SST VI Series E Preferred Stock in accordance with the terms of the SST VI Series E Preferred Stock, (D) the declaration and payment by SST VI Operating Partnership of regular distributions in accordance with past practice and for any interim period through the Closing Date, on the SST VI Operating Partnership Units, and (E) the declaration and payment of dividends or other distributions to SST VI by any SST VI Subsidiary in accordance with past practice in accordance with the requirements of the organizational documents of such SST VI Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iii), SST VI and any SST VI Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for SST VI to maintain its status as a REIT under the

Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);
(iv)
redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of SST VI or a SST VI Subsidiary or securities convertible or exchangeable into or exercisable therefor, except for (A) the withholding of shares to satisfy withholding Tax obligations in respect of SST VI Restricted Share Awards outstanding as of the date of this Agreement in accordance with their terms and the SST VI Equity Incentive Plan in effect on the date of this Agreement, (B) redemptions of SST VI Operating Partnership Units pursuant to the SST VI Operating Partnership Agreement in each case in the ordinary course of business consistent with past practice and in accordance with the terms in effect as of the date of this Agreement, (C) the redemption of SST VI Common Stock pursuant to SST VI’s share redemption program in each case in the ordinary course of business consistent with past practice and in accordance with the terms in effect as of the date of this Agreement, and (D) any acquisition of shares of SST VI Common Stock contemplated under Article VI of the SST VI Charter; provided, that no action permitted by clauses (A) through (D) shall be taken to the extent it would reasonably be expected to materially and adversely affect the value, rights, preferences or economic terms of the SST VI Class A Common Stock to be issued as Merger Consideration or materially impair the ability of the SST VI Parties to consummate the Merger;
(v)
except for (A) transactions among SST VI and one or more SST VI Subsidiaries or among one or more SST VI Subsidiaries, (B) the issuance of equity awards to directors pursuant to the SST VI Equity Incentive Plan, in each case in the ordinary course of business consistent with past practice and in accordance with the terms in effect as of the date of this Agreement, and (C) shares of SST VI Common Stock issued pursuant to SST VI’s distribution reinvestment plan, in each case in the ordinary course of business consistent with past practice and in accordance with the terms in effect as of the date of this Agreement, sell, pledge, dispose, encumber or grant any shares of SST VI or any of the SST VI Subsidiaries’ capital stock or equity interests, or authorize the issuance, sale, pledge, disposition, grant, transfer or any Lien against, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of SST VI or any of the SST VI Subsidiaries’ capital stock or equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any capital stock of SST VI or any of the capital stock or other equity interests of any SST VI Subsidiary; provided, that no issuance or other action permitted by clauses (B) or (C) shall be taken to the extent it would reasonably be expected to materially dilute the holders of SSGT III Common Stock or materially and adversely affect the value, rights, preferences or economic terms of the SST VI Class A Common Stock to be issued as Merger Consideration;
(vi)
acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets), or sell, pledge, lease, assign, transfer, dispose of or effect a deed in lieu of foreclosure with respect to, or permit or suffer to exist the creation of any Lien upon, any material property or assets, except (A) acquisitions by SST VI or any SST VI Subsidiary of or from an existing SST VI Subsidiary, (B) acquisitions or dispositions in the ordinary course of business for consideration less than ten percent (10%) of the equity value of SST VI per such acquisition or disposition, (C) any disposition of a real property asset for consideration greater than or equal to ninety percent (90%) of the net asset value assigned to such real property asset by the then most recent third party appraisal with respect to such property and (D) leases and Liens in the ordinary course of business;
(vii)
incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a SST VI Subsidiary), or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of SST VI or any of the SST VI Subsidiaries, except (A) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $750,000, (B) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on SST VI compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing), and (C) any mortgage Indebtedness in respect of any real property having a loan-to-value ratio not in excess of 75%;
(viii)
make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than in the ordinary course of business and other than loans, advances or capital contributions to, or investments in, any SST VI Subsidiary or any investments permitted pursuant to Section 6.2(b)(vi);
(ix)
other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any SST VI Material Contract (or any Contract that, if existing as of the date hereof, would be a SST VI Material Contract) in any material respect, other than (A) any termination, modification, amendment or renewal in accordance with the terms of any existing SST VI Material Contract that (1) occurs automatically without any action (other than notice of renewal) by SST VI or any SST VI Subsidiary or (2) occurs in connection with the exercise by a third party of any preferential right or option granted to such third party under the applicable SST VI Material Contract, or (B) as may be reasonably necessary to comply with the terms of this Agreement;
(x)
make any payment, direct or indirect, of any liability of SST VI or any SST VI Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xi)
waive, release, assign, settle or compromise any material Action, other than waivers, releases, assignments, settlements or compromises that (A) (I) involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by SST VI on the most recent balance sheet included in the SST VI SEC Documents as of the date of this Agreement) no greater than $750,000 in the aggregate, (II) do not involve the imposition of injunctive relief against SST VI or any SST VI Subsidiary or the Surviving Entity and (III) do not provide for any admission of material liability by SST VI or any of the SST VI Subsidiaries, or (B) are made with respect to any Action involving any present, former or purported holder or group of holders of SST VI Common Stock in accordance with Section 7.6(c);
(xii)
(A) hire any employee or hire or terminate any officer or director or engage any independent contractor (who is a natural person), or (B) become a party to, enter into or otherwise adopt any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law or under arrangements;
(xiii)
enter into any new line of business;
(xiv)
form any new, or consent to any material amendment or modification of the terms of existing, funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles, other than in the ordinary course of business and, in each case, in a manner that would not reasonably be expected to materially and adversely affect the value, rights, preferences or economic terms of the SST VI Class A Common Stock to be issued as Merger Consideration;
(xv)
make any payment, loan, distribution or transfer of assets to the advisor under the SST VI Advisory Agreement, any Person (other than SST VI or a SST VI Subsidiary) who advises or manages SST VI, any SST VI Subsidiary or any SST VI Property pursuant to any SST VI Management Agreement, or any Affiliate of any of the foregoing, except in such amount and as expressly contemplated by this Agreement, the SST VI Advisory Agreement, any SST VI Management Agreement or any other Contract in effect as of the date of this Agreement and disclosed in the SST VI Disclosure Letter;
(xvi)
take any action that would reasonably be expected to materially and adversely affect the value, rights, preferences, privileges or economic terms of the SST VI Class A Common Stock to be issued as Merger Consideration or materially impair the ability of the SST VI Parties to consummate the Merger;
(xvii)
fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2025, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;
(xviii)
fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;
(xix)
enter into or modify in a manner adverse to SST VI any SST VI Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund; give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve SST VI’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any SST VI Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xx)
take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause SST VI to fail to qualify as a REIT or any SST VI Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xxi)
adopt a plan of merger (except in connection with any transaction permitted by Section 6.2(b)(vi) in a manner that would not reasonably be expected to be materially adverse to SST VI or to prevent or impair the ability of the SST VI Parties to consummate the Merger), complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization; or
(xxii)
authorize, or enter into any Contract or arrangement to do any of the foregoing.
(c)
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit SST VI from taking any action, or refraining to take any action, at any time or from time to time, if, in the reasonable judgment of the SST VI Board, such action or inaction is reasonably necessary (A) for SST VI to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time, (B) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that SST VI or any SST VI Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (A), making dividend or any other actual, constructive or deemed distribution payments to stockholders of SST VI in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iii), including changes in relationships with partners, financing sources, directors, officers, consultants, Affiliates, agents and other business partners.
Section 6.3
No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (i) SST VI, directly or indirectly, the right to control or direct SSGT III or any SSGT III Subsidiary’s operations prior to the Merger Effective Time, or (ii) SSGT III, directly or indirectly, the right to control or direct SST VI or any SST VI Subsidiary’s operations prior to the Merger Effective Time. Prior to the Merger Effective Time, (i) SSGT III shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the SSGT III Subsidiaries’ respective operations and (ii) SST VI shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the SST VI Subsidiaries’ respective operations.
ARTICLE 7

ADDITIONAL COVENANTS
Section 7.1
Preparation of the Form S-4; Stockholder Approval.
(a)
As promptly as reasonably practicable following the date of this Agreement, (i) SSGT III shall complete the preparation (with SST VI’s reasonable cooperation) of the Proxy Statement with respect to the Stockholders Meeting and (ii) SST VI shall complete the preparation (with SSGT III’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (as amended or supplemented from time to time, the “Form S-4”), which will include the Proxy Statement, to register under the Securities Act the shares of SST VI Class A Common Stock to be issued in the Merger (the “Registered Securities”); each Party agrees to use its respective commercially reasonable efforts to cause such filings to be made no later than the date that is thirty (30) Business Days from the date hereof. Each of SST VI and SSGT III shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of SSGT III and SST VI shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4, including the Proxy Statement, and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein. SST VI shall promptly notify SSGT III upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4, and shall, as promptly as practicable after receipt thereof, provide SSGT III with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 received from the SEC and advise SSGT III of any oral comments with respect to the Form S-4 received from the SEC. Each of SSGT III and SST VI shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4

(or any amendment or supplement thereto) with the SEC, mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of SSGT III and SST VI, as applicable, shall cooperate and provide the other Party a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all reasonable comments provided by the other Party. SST VI shall notify SSGT III, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the Registered Securities, and SST VI shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. SST VI shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and SSGT III shall furnish all information concerning SSGT III and its stockholders as may be reasonably requested in connection with any such actions.
(b)
Each of SSGT III, on behalf of itself and the SSGT III Subsidiaries, and SST VI, on behalf of itself and the SST VI Subsidiaries, agrees that none of the information supplied or to be supplied by it or such subsidiaries for inclusion or incorporation by reference in (i) the Proxy Statement and any amendment or supplement thereto will, at the time the Form S-4 becomes effective under the Securities Act, at the date of mailing to the stockholders of SSGT III, at the time of the Stockholders Meeting and at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (iii) any other document to be filed by SST VI, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the receipt of the Stockholder Approval, any information relating to SST VI or SSGT III, or any of their respective Affiliates, should be discovered by SST VI or SSGT III which, in the reasonable judgment of SST VI or SSGT III, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, as applicable, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and SST VI and SSGT III shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of SSGT III.
(c)
Subject to SSGT III’s rights with respect to a Superior Proposal under Section 7.3, as promptly as practicable after the SEC advises it has no comments or no further comments to the Form S-4, SSGT III shall, in accordance with applicable Law and the SSGT III Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting solely for the purpose of obtaining the Stockholder Approval; provided, that such record date shall not be more than ninety (90) days prior to the date of the Stockholders

Meeting. SSGT III shall use its reasonable best efforts to cause the Proxy Statement to be mailed to SSGT III’s stockholders entitled to vote at the Stockholders Meeting and to hold the Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act (provided that there are no outstanding SEC comments on the Form S-4 and the SEC has not otherwise enjoined mailing or use of the Proxy Statement). SSGT III shall, through the SSGT III Board, recommend to its stockholders that they provide the Stockholder Approval, include the SSGT III Board Recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Stockholder Approval, except to the extent that the SSGT III Board shall have made an Adverse Recommendation Change as permitted by Section 7.3; provided, however, for the avoidance of doubt, no Adverse Recommendation Change shall alter the other obligations under Section 7.1 unless this Agreement shall have been terminated in accordance with its terms prior to the Stockholders Meeting. Notwithstanding the foregoing provisions of this Section 7.1(c), (i) SSGT III’s obligation to duly call, give notice of, convene and hold the Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change as permitted and determined in accordance with Section 7.3, and (ii) SSGT III shall have the right to make one or more postponements, recesses or adjournments of the Stockholders Meeting (A) if, on a date for which the Stockholders Meeting is scheduled, SSGT III has not received proxies representing a sufficient number of shares of SSGT III Common Stock to obtain the Stockholder Approval, whether or not a quorum is present, or (B) to the extent necessary to ensure that any amendment or supplement to the Proxy Statement required under applicable Law to be disseminated to SSGT III’s stockholders is timely disseminated to SSGT III’s stockholders; provided, however, that the Stockholders Meeting shall not be postponed or adjourned to a date that is (x) in the case of clause (A), more than thirty (30) days after the date for which the Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and in the case of clause (B), more than ten (10) Business Days from the previously scheduled date of such meeting, or (y) more than one hundred twenty (120) days from the record date for the Stockholders Meeting; provided, further, the Stockholders Meeting may not be postponed or adjourned on the date the Stockholders Meeting is scheduled if SSGT III shall have received proxies in respect of an aggregate number of shares of SSGT III Common Stock, which have not been withdrawn, such that Stockholder Approval would be obtained at such meeting.
Section 7.2
Access to Information; Confidentiality.
(a)
During the Interim Period, each of the Parties shall, and shall cause each of their respective subsidiaries to, subject to applicable Law, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records that the other Party may reasonably request and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties a copy of any report, schedule, registration statement or other document filed by it during such period pursuant to the requirements of federal or state securities Laws as the other Party may reasonably request. In connection with such reasonable access to information, each of the Parties shall use its reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of the Proxy

Statement, prior to the Stockholders Meeting, respectively, and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business in accordance with this Agreement (provided, however, that the withholding Party shall use its commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the required consent of such third party to such access or disclosure), (B) of a sensitive or personal nature that would reasonably be expected to expose SSGT III or SST VI to the risk of liability, (C) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that the withholding Party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), (D) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (E) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder. Prior to the Merger Effective Time, each Party shall not, and shall cause its respective Representatives and Affiliates not to, except in the ordinary course of business, contact or otherwise communicate with third parties with which the other Party or any of its subsidiaries has a business relationship regarding the business of such other Party and its subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of such other Party.
(b)
Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the confidentiality provisions in Section 2 of the Exclusivity Agreement, which confidentiality provisions shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.
Section 7.3
No Solicitation; Superior Proposals.
(a)
Except as expressly permitted by this Section 7.3, SSGT III shall not, and shall cause each of the SSGT III Subsidiaries and shall direct each of its and their respective directors, officers, Affiliates and Representatives not to, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into or engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding or otherwise in furtherance of, or furnish to any Person other than SST VI or its Representatives, any information in connection with or for the purpose of encouraging or facilitating any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, or to otherwise obtain, an Acquisition Proposal, (iii) release any Person from or fail to enforce any confidentiality agreement, standstill agreement or similar obligation (provided that SSGT III shall be permitted to waive or to not enforce any provision of any confidentiality agreement, standstill agreement or similar obligation to permit a Person to make a confidential Acquisition Proposal directly to the SSGT III Special Committee if the SSGT III Special Committee determines in good faith after consultation with outside legal counsel that any such failure to waive or to not enforce would be inconsistent with the SSGT III directors’ duties or standard of conduct under Maryland Law), (iv) enter into any Contract contemplating or otherwise relating to an Acquisition Proposal (other than an Acceptable NDA), or (v) take any action to exempt any Person from any Takeover Statute or similar restrictive provision of the SSGT III Charter, the SSGT III Bylaws or organizational documents or agreements of any SSGT III Subsidiary. In furtherance of the foregoing and except as otherwise permitted by this Section 7.3, SSGT III shall, and shall cause each SSGT III Subsidiary and each Representative of SSGT III and the SSGT III Subsidiaries to, immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal and shall immediately terminate all physical and electronic data room access previously granted to any such Person and use reasonable efforts to cause such Person to return or destroy all non-public information concerning SSGT III and the SSGT III Subsidiaries to the extent permitted pursuant to any confidentiality agreement with such Person.
(b)
Notwithstanding anything in this Agreement to the contrary, at any time prior to, but not after, Stockholder Approval is obtained, SSGT III and its Representatives may, in response to an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of this Section 7.3, (x) contact such Person to clarify the terms and conditions of such Acquisition Proposal and (y)(i) provide information in response to a request therefor by the Person who made such written Acquisition Proposal, provided that (A) such information is provided pursuant to (and only pursuant to) one or more Acceptable NDAs, and (B) SSGT III, prior to or concurrently with the time such information is provided, provides such information to SST VI, and (ii) engage or participate in any discussions or negotiations with the Person who made such written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (i) or (ii) above, the SSGT III Special Committee has either determined that such Acquisition Proposal constitutes a Superior Proposal or determined in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal.
(c)
SSGT III will promptly (and in any event no later than forty-eight (48) hours after receipt thereof) notify SST VI in writing if (i) any Acquisition Proposal is received by SSGT III or any SSGT III Subsidiary, (ii) any request for information relating to SSGT III or any SSGT III Subsidiary is received by SSGT III or any SSGT III Subsidiary from any Person who informs SSGT III or any SSGT III Subsidiary that it is considering making or has made an Acquisition Proposal or (iii) any discussions or negotiations are sought to be initiated with SSGT III or any SSGT III Subsidiary regarding any Acquisition Proposal, and shall, in any such notice to SST VI, indicate the identity of the Person making, and the material terms and conditions of, such Acquisition Proposal, request or inquiry (and shall include with such notice (A) copies of any written Acquisition Proposal, including any proposed transaction agreement and any related transaction documents and financing commitments, if any, and (B) a written summary of the material terms of any related Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally)), and thereafter shall promptly (and in any event no later than forty-eight (48) hours after the occurrence of such developments, discussions or negotiations or receipt of materials) (I) keep SST VI reasonably informed of all material developments, discussions and negotiations concerning any such Acquisition Proposal, request or inquiry and (II) provide SST VI with any written supplements or written additions to any written Acquisition Proposal, including any revisions to any proposed transaction agreement and any related transaction documents and financing commitments, if any. Neither SSGT III nor any SSGT III Subsidiary will enter into any agreement with any Person subsequent to the date of this Agreement that prohibits SSGT III from providing any information to SST VI in accordance with this Section 7.3.
(d)
Except as expressly provided in Section 7.3(e), Section 7.3(f), Section 7.3(g) and Section 9.1(c)(ii), neither the SSGT III Board, nor any committee thereof, nor any group of directors, formally or informally, shall: (i) change, withhold, withdraw, qualify or modify or publicly propose or announce or authorize or resolve to, or announce its intention to change, withhold, withdraw, qualify or modify, in each case in a manner adverse to SST VI, the SSGT III Board Recommendation, (ii) authorize, approve, endorse, declare advisable, adopt or recommend or propose to publicly authorize, approve, endorse, declare advisable, adopt or recommend, any Acquisition Proposal, (iii) authorize, cause or permit SSGT III or any SSGT III Subsidiary to enter into any Alternative Acquisition Agreement, or (iv) fail to make the SSGT III Board Recommendation or to include the SSGT III Board Recommendation in the Proxy Statement (any event described in clause (i), (ii) or this clause (iv), an “Adverse Recommendation Change XE "Adverse Recommendation Change" “).
(e)
Notwithstanding anything in this Agreement to the contrary, subject to compliance with the provisions of this Section 7.3(e), if SSGT III receives an Acquisition Proposal, which Acquisition Proposal did not result from a material breach of this Section 7.3 and is not withdrawn, and the SSGT III Special Committee determines that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with outside legal counsel and its financial advisor, that failure to effect an Adverse Recommendation Change in connection with such Superior Proposal or that failure to terminate this Agreement to enter into an Alternative Acquisition Agreement for such Superior Proposal would be inconsistent with the SSGT III directors’ duties or standard of conduct under Maryland Law, then, provided that Stockholder Approval has not yet been obtained, the SSGT III Board (based on the recommendation of the SSGT III Special Committee) may (x) effect an Adverse Recommendation Change and/or (y) enter into an Alternative Acquisition Agreement relating to or implementing the Superior Proposal and terminate this Agreement in accordance with Section 9.1(c)(ii); provided, that, in the case of each of clause (x) and (y), the SSGT III Board may not take action contemplated by this Section 7.3(e) unless:
(i)
SSGT III has notified SST VI in writing that the SSGT III Board intends to take such action at least three (3) Business Days (the “Notice Period”) in advance of effecting an Adverse Recommendation Change and/or entering into an Alternative Acquisition Agreement, which notice shall specify in reasonable detail the reasons for such action, describe the material terms of the Superior Proposal and attach the most current version of such agreements (including any amendments, supplements or modifications) between SSGT III and the party making such Superior Proposal (a “SSGT III Change Notice”); and
(ii)
during the Notice Period following SST VI’s receipt of a SSGT III Change Notice, SSGT III shall, and shall direct its outside financial and outside legal advisors to, negotiate in good faith with SST VI (to the extent SST VI wishes to negotiate) to make adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to constitute (in the good faith determination of the SSGT III Special Committee, after consultation with outside legal counsel and outside financial advisors) a Superior Proposal; provided, that any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and SSGT III may not enter into any agreement relating to the Superior Proposal pursuant this Section 7.3(e) or make an Adverse Recommendation Change pursuant to this Section 7.3(e) or terminate this Agreement pursuant to Section 9.1(c)(ii) unless SSGT III has complied with the requirements of this Section 7.3(e) with respect to such new Acquisition Proposal including sending an additional SSGT III Change Notice (except that the new Notice Period under this Section 7.3(e)(ii) shall be two (2) Business Days instead of three (3) Business Days). Notwithstanding anything in this Section 7.3(e)(ii), neither SST VI’s acceptance nor rejection of SSGT III’s offer to negotiate pursuant to this Section 7.3(e)(ii) shall have any bearing on SST VI’s right to terminate this Agreement pursuant to Section 9.1(d)(ii) herein.
(f)
Notwithstanding anything in this Agreement to the contrary, at any time after the date of this Agreement and before Stockholder Approval is obtained, the SSGT III Special Committee and the SSGT III Board may, if the SSGT III Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the duties or standard of conduct of the directors under Maryland Law, make an Adverse Recommendation Change in response to an Intervening Event.
(g)
Nothing in this Section 7.3 or elsewhere in this Agreement shall prevent the SSGT III Special Committee, the SSGT III Board or SSGT III, directly or indirectly, from (i) taking and disclosing to the stockholders of SSGT III a position with respect to an Acquisition Proposal as contemplated by Rule 14d-9 or Rule 14e‑2(a) promulgated under the Exchange Act, (ii) making any required disclosure to the stockholders of SSGT III under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (iii) making any disclosure to the stockholders of SSGT III if the SSGT III Board determines in good faith after consultation with its outside legal counsel (and based on the recommendation of the SSGT III Special Committee) that the failure to do so would be inconsistent with the duties and standard of conduct of the SSGT III directors under Maryland Law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the SSGT III Special Committee or the SSGT III Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public affirmation of the SSGT III Board Recommendation; provided, further, that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be an Adverse Recommendation Change.
(h)
Notwithstanding anything to the contrary contained in this Agreement, none of SSGT III, any SSGT III Subsidiary or their respective Affiliates or Representatives shall reimburse or agree to reimburse the fees or expenses of any Person in connection with an Acquisition Proposal (including, for the avoidance of doubt, in connection with any Acceptable NDA but excluding, for the avoidance of doubt, in connection with any acquisition agreement or merger with respect to a Superior Proposal entered into pursuant to this Section 7.3 and resulting in termination of this Agreement pursuant to Section 9.1(c)).
(i)
SSGT III agrees that in the event any Representative of SSGT III or any SSGT III Subsidiary takes any action that, if taken by SSGT III would constitute a violation of this Section 7.3 and such action was taken at the direction or with the prior consent of the SSGT III Special Committee, then SSGT III shall be deemed to be in violation of this Section 7.3 for all purposes of this Agreement.
(j)
For purposes of this Agreement:
(i)
“Acquisition Proposal” means any bona fide proposal or offer from any Person (other than SST VI or any SST VI Subsidiaries), whether in one transaction or a series of related transactions, relating to any (A) merger, consolidation, share exchange, business combination or similar transaction involving SSGT III or any SSGT III Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) representing twenty percent (20%) or more of the consolidated assets of SSGT III, (B) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of SSGT III or any SSGT III Subsidiaries that are significant subsidiaries representing twenty percent (20%) or more of the consolidated assets of SSGT III and the SSGT III Subsidiaries, taken as a whole, (C) issuance, sale or other disposition by SSGT III or any SSGT III Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the votes associated with the outstanding shares of SSGT III Common Stock, (D) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the votes associated with the outstanding shares of SSGT III Common Stock, (E) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to SSGT III in which a third party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of SSGT III Common Stock, or (F) transaction that is similar in form, substance, or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (I) the Merger or any of the other transactions contemplated by this Agreement or (II) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among SSGT III and one or more of the SSGT III Subsidiaries or solely among the SSGT III Subsidiaries.
(ii)
“Intervening Event” means a change in circumstances or development that materially affects the business, assets or operations of SSGT III and the SSGT III Subsidiaries, taken as a whole, that was not known to or reasonably foreseeable by the SSGT III Board prior to the execution of this Agreement, which change in circumstances or development becomes known to the SSGT III Board prior to Stockholder Approval being obtained; provided, however, that in no event shall the following events, circumstances or changes in circumstances constitute an Intervening Event: the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, and (ii) any effect arising out of the announcement or pendency of, or actions required to be taken pursuant to, this Agreement.
(iii)
“Superior Proposal” means a written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “twenty percent (20%)” shall be replaced with “fifty percent (50%)”) that the SSGT III Board determines in its good faith judgment (after consultation with its outside legal and financial advisors, and after taking into account (A) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by SST VI) and (B) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account such legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof as the SSGT III Board determines in good faith to be material to such analysis)), to be more favorable from a financial point of view to the stockholders of SSGT III (in their capacities as stockholders) than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by SST VI) pursuant to Section 7.3(e)(ii).
Section 7.4
Public Announcements. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law or Order if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated hereby. The Parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is executed.

Section 7.5
Appropriate Action; Consents; Filings.
(a)
Upon the terms and subject to the conditions set forth in this Agreement, SST VI shall and shall cause each SST VI Subsidiary and each of their respective Affiliates to, and SSGT III shall and shall cause each SSGT III Subsidiary and each of their respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments reasonably necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that, notwithstanding anything to the contrary in this Agreement, no Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any assets or businesses of such Party, any of its subsidiaries (including subsidiaries of SST VI after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of SST VI after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.
(b)
In connection with and without limiting the foregoing Section 7.5(a), each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other Parties such necessary information and reasonable assistance as the other Parties may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between such Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the other Parties on, all the information relating to the other Parties and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, no Party shall, nor shall any Party permit its respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Parties prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.
(c)
Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.
Section 7.6
Notification of Certain Matters; Transaction Litigation.
(a)
The SST VI Parties and their Representatives shall give prompt notice to SSGT III, and SSGT III and its Representatives shall give prompt notice to the SST VI Parties, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.
(b)
The SST VI Parties and their respective Representatives shall give prompt notice to SSGT III, and SSGT III and its Representatives shall give prompt notice to the SST VI Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the SST VI Parties, SSGT III or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(a), Section 9.1(c)(i), or Section 9.1(d)(i).

(c)
The SST VI Parties and their respective Representatives shall give prompt notice to SSGT III, and SSGT III and its Representatives shall give prompt notice to the SST VI Parties, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any SST VI Subsidiary or SSGT III Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement. SSGT III and its Representatives shall give the SST VI Parties the opportunity to reasonably participate in the defense and settlement of any Action against SSGT III or its directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and shall consider in good faith SST VI’s advice with respect to such Action, and no settlement in respect of any such Action shall be agreed to without SST VI’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). SST VI and its Representatives shall give SSGT III the opportunity to reasonably participate in the defense and settlement of any Action against SST VI or its directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and shall consider in good faith SSGT III’s advice with respect to such Action, and no settlement in respect of any such Action shall be agreed to without SSGT III’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).
Section 7.7
Indemnification; Directors’ and Officers’ Insurance.
(a)
Without limiting or being limited by the provisions of Section 7.7(b), during the period commencing as of the Merger Effective Time and ending on the sixth (6th) anniversary of the Merger Effective Time, SST VI shall (and shall cause the Surviving Entity to), to the fullest extent SSGT III would be permitted to do so under applicable Law and the SSGT III Governing Documents as currently in effect:
(i)
indemnify, defend and hold harmless each current and former manager, director, officer, partner, member, trustee, employee and agent of SSGT III or any of the SSGT III Subsidiaries or other individuals with rights to indemnification or exculpation pursuant to the SSGT III Governing Documents or any indemnification agreements of SSGT III or SSGT III Subsidiaries (such agreements, the “Additional Indemnification Agreements”) (collectively, the “Indemnified Parties”) against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action to the extent such Action arises out of or pertains to (A) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer, partner, member, trustee, employee or agent of SSGT III or any of the SSGT III Subsidiaries (whether asserted or claimed prior to, at or after the Merger Effective Time) or (B) this Agreement or any of the transactions contemplated by this Agreement, including the Merger (whether asserted or claimed prior to, at or after the Merger Effective Time), and
(ii)
pay in advance of the final disposition of any such Action the costs and expenses (including reasonable attorneys’ fees and any expenses incurred by any Indemnified Party in connection with enforcing any rights with respect to indemnification of any Indemnified Party), without the requirement of any bond or other security, in each case to the fullest extent permitted by applicable Law, but subject to SST VI’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, SST VI or the Surviving Entity, as applicable, (x) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action against or of any Indemnified Party for which indemnification may be sought under this Section 7.7(a) without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such Action that is subject to indemnification by SST VI and the Surviving Entity under this Section 7.7(a), (y) shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (z) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law.
(b)
Without limiting the foregoing, and to the extent permitted by applicable Law, each of SST VI and the Surviving Entity agree that during the period commencing as of the Merger Effective Time and ending on the sixth (6th) anniversary of the Merger Effective Time, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Merger Effective Time, and advancement of expenses now existing in favor of any Indemnified Party as provided in the SSGT III Governing Documents and Additional Indemnification Agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.
(c)
For a period of six (6) years following the Merger Effective Time, the organizational documents of SST VI, Merger Sub and any applicable SST VI Subsidiary shall contain provisions no less favorable with respect to indemnification and exculpation from liabilities for acts or omissions and rights to advancement of expenses relating thereto existing in favor of any Indemnified Party than those included in the SSGT III Governing Documents or any similar organizational documents or agreements of any SSGT III Subsidiary. No such provision shall be amended, repealed or otherwise modified for a period of six (6) years following the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were Indemnified Parties, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.
(d)
For a period of six (6) years after the Merger Effective Time, SST VI shall cause the Surviving Entity to maintain in effect SSGT III’s current directors’ and officers’ liability insurance covering each Person currently covered by SSGT III’s directors’ and officers’ liability insurance policies for acts or omissions occurring prior to and through the Merger Effective Time; provided, that in lieu of such obligation, (i) the Surviving Entity may substitute therefor policies of an insurance company with the same or better rating as SSGT III’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than SSGT III’s existing policies as of the date hereof or (ii)

in consultation with SST VI, SSGT III may obtain extended reporting period coverage under SSGT III’s existing insurance programs (to be effective as of the Merger Effective Time) for a period of six (6) years after the Merger Effective Time for a cost not in excess of three times the current annual premiums for such insurance; and provided, further, that in no event shall the Surviving Entity be required to pay annual premiums for insurance under this Section 7.7(d) in excess of 300% of the most recent annual premiums paid by SSGT III for such purpose, it being understood that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.
(e)
If SST VI or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SST VI or the Surviving Entity, as applicable, assume the obligations set forth in this Section 7.7.
(f)
The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (each of which is an intended third party beneficiary of this Section 7.7), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of SST VI, SSGT III and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise. SST VI shall cause the Surviving Entity to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the obligations provided in this Section 7.7.
Section 7.8
Dividends.
(a)
In the event that a distribution with respect to the shares of SSGT III Common Stock permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of SSGT III Common Stock on the Closing Date promptly after the Merger Effective Time. SSGT III shall coordinate with SST VI on the declaration, setting of record dates and payment dates of dividends on SSGT III Common Stock so that holders of SSGT III Common Stock (i) do not receive dividends on both SSGT III Common Stock and SST VI Class A Common Stock received in the Merger in respect of a single distribution period or fail to receive a dividend on either SSGT III Common Stock or SST VI Class A Common Stock received in the Merger in respect of a single distribution period or (ii) do not receive both a dividend permitted by the proviso to Section 6.2(b)(iii) on SST VI Class A Common Stock received in the Merger and a dividend permitted by the proviso to Section 6.1(b)(iii) on SSGT III Common Stock or fail to receive either a dividend permitted by the proviso to Section 6.2(b)(iii) on SST VI Class A Common Stock received in the Merger or a dividend permitted by the proviso to Section 6.1(b)(iii) on SSGT III Common Stock.

(b)
In the event that a distribution with respect to the shares of SSGT III Series A Preferred Stock permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of SSGT III Series A Preferred Stock on the Closing Date promptly after the Merger Effective Time. SSGT III shall coordinate with SST VI on the declaration, setting of record dates and payment dates of dividends on SSGT III Series A Preferred Stock so that holders of SSGT III Series A Preferred Stock do not receive dividends on both SSGT III Series A Preferred Stock and SST VI Series G Preferred Stock received in the Merger in respect of a single distribution period or fail to receive a dividend on either SSGT III Series A Preferred Stock or SST VI Series G Preferred Stock received in the Merger in respect of a single distribution period. For the avoidance of doubt and in accordance with the SSGT III Charter, on the Closing Date, the holders of SSGT III Series A Preferred Stock shall receive from SSGT III an amount equal to any accrued and unpaid dividends and distributions on the SSGT III Series A Preferred Stock (whether or not accumulated or authorized or declared) up to and including the Closing Date.
(c)
In the event that either SSGT III or SST VI shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii) or Section 6.2(b)(iii), respectively, it shall notify the other Party at least twenty (20) days prior to the Closing Date, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of SSGT III, to holders of SSGT III Common Stock, in an amount per share of SSGT III Common Stock equal to the product obtained by multiplying (A) the dividend declared by SST VI with respect to each share of SST VI Class A Common Stock by (B) the Exchange Ratio, and (ii) in the case of SST VI, to holders of SST VI Class A Common Stock, in an amount per share of SST VI Class A Common Stock equal to the quotient obtained by dividing (A) the dividend declared by SSGT III with respect to each share of SSGT III Common Stock by (B) the Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 7.8(b) shall be prior to the Closing Date.
Section 7.9
Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the SST VI Charter or the SSGT III Charter on the Merger and the other transactions contemplated by this Agreement.
Section 7.10
Obligations of SST VI with respect to Merger Sub. SST VI shall take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Merger Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any Indebtedness other than as specifically contemplated by this Agreement.

Section 7.11
Tax Matters.
(a)
Each of SST VI and SSGT III shall use its reasonable best efforts (before and, as applicable, after the Merger Effective Time) to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the tax representation letters referred to herein and, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or with respect to any state or local income tax a similar determination under applicable state or local Law), by reporting consistently as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes (and, where applicable, state and local income tax purposes). Neither SST VI nor SSGT III shall take any action that would, or fail to take any action the failure of which would, reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
(b)
SST VI shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 8.2(f) and Section 8.3(e), (ii) use its reasonable best efforts to obtain opinions of counsel consistent with the opinions of counsel referred to in Section 8.2(f) and Section 8.3(e), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, and (iii) deliver to Nelson Mullins Riley & Scarborough LLP, or other tax counsel to SST VI delivering the opinions referred to herein, a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of SST VI and SST VI Operating Partnership, in form and substance mutually agreeable to SSGT III and SST VI (such agreement not to be unreasonably withheld, conditioned or delayed), containing representations of SST VI and SST VI Operating Partnership reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in clause (ii) of this Section 7.11(b) and the tax opinions described in Section 8.2(f) and Section 8.3(e). The tax representation letter described in clause (iii) above shall also be provided to SSGT III, and for purposes of the opinion required by Section 8.3(f), SSGT III may rely on the representation letter provided pursuant to this Section 7.11(b) in connection with making the representations in the tax representation letter provided for the purposes of the opinion to be issued pursuant to Section 8.3(f).
(c)
SSGT III shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 8.2(e) and Section 8.3(f), (ii) use its reasonable best efforts to obtain opinions of counsel consistent with the opinions of counsel referred to in Section 8.2(e) and Section 8.3(f), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, and (iii) deliver a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of SSGT III and SSGT III Operating Partnership, in form and substance mutually agreeable to SSGT III and SST VI (such agreement not to be unreasonably withheld, conditioned or delayed), containing representations of SSGT III and SSGT III Operating Partnership reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in clause (ii) of this Section 7.11(c) and the tax opinions described in Section 8.2(e) and Section 8.3(f). The tax representation letter described in clause (iii) above shall also be provided to SST VI, and for purposes of the opinion required by Section 8.2(f), SST VI may rely on the representation letter provided pursuant to this Section 7.11(c) in connection with making the representations in the tax representation letter provided for the purposes of the opinion to be issued pursuant to Section 8.3(f).
(d)
SST VI and SSGT III shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes. These taxes shall be the obligations of SST VI and the SST VI Subsidiaries without deduction or withholding from or to the Merger Consideration.
(e)
With respect to the taxable year of SSGT III ending with the Merger Effective Time, SSGT III shall take all necessary actions, including declaring and paying dividends sufficient to satisfy its requirement under Section 857(a)(1), to cause SSGT III to qualify as a REIT for its shortened taxable year ending with the Merger Effective Time.
Section 7.12
Section 16 Matters. Prior to the Merger Effective Time, to the extent permitted by applicable Law, SST VI shall take all such steps as may be required to cause any acquisitions of the SST VI Class A Common Stock (including derivative securities with respect to the SST VI Class A Common Stock ) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SST VI to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 7.13
Series G Preferred Stock. Prior to the Merger Effective Time, SST VI shall (i) designate a number of shares of SST VI Preferred Stock as SST VI Series G Preferred Stock sufficient to enable SST VI to satisfy the Series A Merger Consideration, and (ii) shall adopt and file Articles Supplementary substantially in the form of Exhibit A attached hereto, setting forth the terms of the SST VI Series G Preferred Stock.
ARTICLE 8

CONDITIONS
Section 8.1
Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties (which, in the case of SSGT III, means waiver by the SSGT III Special Committee and, in the case of SST VI, means waiver by the SST VI Special Committee) at or prior to the Merger Effective Time of the following conditions:
(a)
Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Merger and the other transactions contemplated by this Agreement set forth in Section 8.1(a) of the SSGT III Disclosure Letter and Section 8.1(a) of the SST VI Disclosure Letter shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.

(b)
Stockholder Approval. The Stockholder Approval shall have been obtained in accordance with applicable Law, the SSGT III Charter and the SSGT III Bylaws.
(c)
No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Merger shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.
(d)
Form S-4. The Form S-4 shall have been declared effective by the SEC in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.
Section 8.2
Conditions to Obligations of the SST VI Parties. The obligations of the SST VI Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by SST VI, at or prior to the Merger Effective Time, of the following additional conditions:
(a)
Representations and Warranties. (i) The representations and warranties of SSGT III set forth in the Fundamental Representations (except Section 4.4(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, (ii) the representations and warranties set forth in Section 4.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Merger Effective Time as though made as of the Merger Effective Time, and (iii) each of the other representations and warranties of SSGT III contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or SSGT III Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a SSGT III Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) through (iii) only on and as of such date.
(b)
Performance of Covenants and Obligations of SSGT III. SSGT III shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing.
(c)
Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a SSGT III Material Adverse Effect.
(d)
Delivery of Certificate. SSGT III shall have delivered to SST VI a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of SSGT III, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e)
REIT Opinion. SST VI shall have received a written opinion of Nelson Mullins Riley & Scarborough LLP, or other nationally recognized tax counsel to SSGT III reasonably satisfactory to SST VI, dated as of the Closing Date and in form and substance reasonably satisfactory to SST VI, to the effect that, commencing with SSGT III’s taxable year that ended on December 31, 2022, SSGT III has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and prior, current and proposed ownership, organization and method of operation have enabled SSGT III to meet the requirements for qualification and taxation as a REIT under the Code through the Merger Effective Time, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by SSGT III and SSGT III Operating Partnership.
(f)
Section 368 Opinion. SST VI shall have received a written opinion of Nelson Mullins Riley & Scarborough LLP, or other nationally recognized tax counsel to SST VI, dated as of the Closing Date, in form and substance reasonably acceptable to SST VI, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 7.11.
Section 8.3
Conditions to Obligations of SSGT III. The obligations of SSGT III to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by SSGT III at or prior to the Merger Effective Time, of the following additional conditions:
(a)
Representations and Warranties. (i) The representations and warranties of the SST VI Parties set forth in the Fundamental Representations (except Section 5.4(a) (Capital Structure)), shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, (ii) the representations and warranties set forth in Section 5.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Merger Effective Time as though made as of the Merger Effective Time, and (iii) each of the other representations and warranties of the SST VI Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or SST VI Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a SST VI Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) through (iii) only on and as of such date.
(b)
Performance of Covenants and Obligations of SST VI and Merger Sub. SST VI and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing.

(c)
Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a SST VI Material Adverse Effect.
(d)
Delivery of Certificate. SST VI shall have delivered to SSGT III a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of SST VI certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.
(e)
REIT Opinion. SSGT III shall have received a written opinion of Nelson Mullins Riley & Scarborough LLP, or other nationally recognized tax counsel to SST VI reasonably satisfactory to SSGT III, dated as of the Closing Date and in form and substance reasonably satisfactory to SSGT III, to the effect that, commencing with SST VI’s taxable year that ended on December 31, 2021, SST VI has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its prior, current and proposed ownership, organization and method of operation have enabled SST VI to meet the requirements for qualification and taxation as a REIT under the Code through the Merger Effective Time, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by SST VI and SST VI Operating Partnership.
(f)
Section 368 Opinion. SSGT III shall have received a written opinion of Bass, Berry & Sims PLC, or other nationally recognized tax counsel to SSGT III, dated as of the Closing Date, in form and substance reasonably acceptable to SSGT III, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 7.11.
(g)
Ancillary Agreements. The Termination Agreement contemplated herein shall continue to be legal, valid, binding obligations of and enforceable against, the parties thereto, and shall continue to be in full force and effect and shall not have been rescinded or withdrawn in any way.
ARTICLE 9

TERMINATION, FEES AND EXPENSES
Section 9.1
Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Merger Effective Time, notwithstanding receipt of the Stockholder Approval (except as otherwise specified in this Section 9.1):
(a)
by mutual written consent duly authorized by the SST VI Special Committee and the SSGT III Special Committee;
(b)
by either SST VI (with the prior approval of the SST VI Special Committee) or by SSGT III (with the prior approval of the SSGT III Special Committee):

(i)
if the Merger shall not have occurred on or before 11:59 p.m., California local time, on April 10, 2027 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (in the case of SST VI, including the failure of Merger Sub) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the primary cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;
(ii)
if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (in the case of SST VI, including the failure of Merger Sub) to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement; or
(iii)
if the Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Merger was taken (unless such meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the Stockholder Approval was primarily due to the failure of a Party (in the case of SST VI, including the failure of Merger Sub) to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement;
(c)
by SSGT III (with the prior approval of the SSGT III Special Committee):
(i)
if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of SST VI or Merger Sub set forth in this Agreement has occurred, which breach, either individually or in the aggregate, would result in, if occurring or continuing to occur at the Closing, any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied (a “SST VI Terminating Breach”), which breach or failure to perform or comply cannot be cured, or, if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from SSGT III to SST VI and two (2) Business Days before the Outside Date; provided, however, that SSGT III shall not have such right to terminate this Agreement if a SSGT III Terminating Breach shall have occurred and be continuing at the time SSGT III delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i);
(ii)
at any time before Stockholder Approval is obtained, in order to enter into an Alternative Acquisition Agreement in accordance with the provisions of Section 7.3; provided, however, that SSGT III shall have paid or shall concurrently pay to SST VI in full the Termination Payment in accordance with Section 9.3(b); or
(iii)
if, prior to receipt of the Stockholder Approval, an Intervening Event has occurred and the SSGT III Board has determined in good faith (after consultation with its legal and financial advisors) that the failure to terminate this Agreement would be inconsistent with the duties or standard of conduct of the SSGT III directors under applicable Law.
(d)
by SST VI (with the prior approval of the SST VI Special Committee):
(i)
if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of SSGT III set forth in this Agreement has occurred, which breach, either individually or in the aggregate, would result in, if occurring or continuing to occur at the Closing, any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied (a “SSGT III Terminating Breach”), which breach or failure to perform or comply cannot be cured, or if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from SST VI to SSGT III and two (2) Business Days before the Outside Date; provided, however, that SST VI shall not have such right to terminate this Agreement if a SST VI Terminating Breach shall have occurred and be continuing at the time SST VI delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or
(ii)
if, at any time prior to the receipt of the Stockholder Approval, (A) the SSGT III Board has made an Adverse Recommendation Change, (B) a tender offer or exchange offer for any shares of SSGT III Common Stock that constitutes an Acquisition Proposal is commenced and the SSGT III Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of SSGT III and to publicly reaffirm the SSGT III Board Recommendation within ten (10) Business Days of being requested to do so by SST VI or (C) SSGT III shall have materially breached or failed to comply in any material respect with any of its obligations under Section 7.3 (other than any immaterial or inadvertent violations thereof that did not result in an alternative Acquisition Proposal).
Section 9.2
Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties, in accordance with the provisions of Section 10.2, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of SSGT III or the SST VI Parties, except that the Exclusivity Agreement (other than the provisions of Section 1 thereof) and the provisions of Section 4.21 (No Other Representations and Warranties; Non-Reliance), Section 5.22 (No Other Representations and Warranties; Non-Reliance), Section 7.4 (Public Announcements), this Section 9.2 (Effect of Termination), Section 9.3 (Fees and Expenses) and Article 10 (General Provisions) shall survive the termination of this Agreement; provided, that no such termination shall relieve any Party from any liability or damages resulting from any willful material breach (or failure to perform) that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act (or failure to act) would cause a breach of this Agreement.
Section 9.3
Fees and Expenses.
(a)
Except as otherwise provided in this Section 9.3, all Expenses shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated; provided that upon the Closing, the Surviving Company shall pay all unpaid fees and expenses of the Parties.
(b)
In the event that this Agreement is terminated:
(i)
(A) (x) by SST VI pursuant to Section 9.1(d)(i), and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Acquisition Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Acquisition Proposal” increased to 50%) has been publicly announced, disclosed or communicated to the SSGT III Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal or (y) by SSGT III or SST VI pursuant to Section 9.1(b)(iii), and prior to the Stockholders Meeting, an Acquisition Proposal with respect to SSGT III has been publicly announced, disclosed or otherwise communicated to SSGT III ’s stockholders (and not withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, and (B) within twelve (12) months after the date of such termination, (I) a transaction in respect of an Acquisition Proposal with respect to SSGT III is consummated, (II) SSGT III enters into a definitive agreement in respect of an Acquisition Proposal and such Acquisition Proposal is actually consummated thereafter, or (III) SSGT III recommends to stockholders of SSGT III or fails to recommend against an Acquisition Proposal structured as a tender offer or exchange offer and such Acquisition Proposal is actually consummated thereafter, then SSGT III shall pay to SST VI the Termination Payment;
(ii)
by SSGT III pursuant to Section 9.1(c)(i), then SST VI shall pay to SSGT III an amount equal to the Expense Reimbursement Payment;
(iii)
by SSGT III pursuant to Section 9.1(c)(ii), then SSGT III shall pay to SST VI the Termination Payment;
(iv)
by SSGT III pursuant to Section 9.1(c)(iii), then SSGT III shall pay to SST VI the Termination Payment;
(v)
by SST VI pursuant to Section 9.1(d)(i), then SSGT III shall pay to SST VI an amount equal to the Expense Reimbursement Payment; or
(vi)
by SST VI pursuant to Section 9.1(d)(ii), then SSGT III shall pay to SST VI the Termination Payment.

(c)
Termination Payment. The Parties agree and acknowledge that in no event shall a Party be required to pay a Termination Payment or Expense Reimbursement Payment on more than one occasion. Payment of the Termination Payment or Expense Reimbursement Payment, as applicable, shall be made by wire transfer of same day funds to the account or accounts designated by the Party entitled to payment thereof (the “Recipient”) (i) prior to or concurrently at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Termination Payment payable pursuant to Section 9.3(b)(i), (ii) concurrently with termination of this Agreement, in the case of a Termination Payment payable pursuant to Section 9.3(b)(iii) or (iv), and (iii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Termination Payment or Expense Reimbursement Payment payable pursuant to any other provision of Section 9.3(b).
(d)
Notwithstanding anything in this Agreement to the contrary, in the event that the Termination Payment or the Expense Reimbursement Payment, as applicable, becomes payable and is paid hereunder, then such payment shall be the Recipient’s and its Affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Party obligated to pay the Termination Payment or the Expense Reimbursement Payment, as applicable (the “Payor”), its Subsidiaries and each of their respective Representatives in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby.
(e)
Each of the Parties acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement. In the event that the Payor shall fail to pay the Termination Payment or the Expense Reimbursement Payment, as applicable, when due, the Payor shall reimburse the Recipient for all reasonable costs and expenses actually incurred or accrued by the Recipient (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3. Further, if the Payor fails to timely pay any amount due to the Recipient pursuant to Section 9.3(b) and, in order to obtain the payment, the Recipient commences an Action that results in a judgment against the Payor for the payment set forth in this Section 9.3, the Payor shall pay to the Recipient its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at a rate per annum equal to the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.
(f)
If the Payor becomes obligated to make a payment under this Section 9.3, then, if requested by the Recipient, the Payor shall deposit into escrow an amount in cash equal to the Termination Payment or the Expense Reimbursement Payment, as applicable, with an escrow agent selected by the Recipient, after reasonable consultation with the Payor, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 9.3(f) and otherwise reasonably acceptable to the Payor and the escrow agent. The payment or deposit into escrow of the Termination Payment or the Expense Reimbursement Payment, as applicable, shall be made by the Payor in accordance with the timing set forth in Section 9.3(c) or, at the Recipient’s reasonable request, promptly after receipt of notice from the Recipient that the Escrow Agreement has been executed by the parties thereto. The Escrow Agreement shall provide that the Termination Payment or the Expense Reimbursement Payment, as applicable, in escrow or the applicable portion thereof shall be released to the Recipient on an annual basis based upon the delivery by Recipient to the escrow agent of any one (or a combination) of the following:
(i)
a letter from the Recipient’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Recipient without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of the Recipient determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(I) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to the Recipient such maximum amount stated in the accountant’s letter;
(ii)
a letter from the Recipient’s counsel indicating that the Recipient received a private letter ruling from the IRS holding that the receipt by the Recipient of the Termination Payment or Expense Reimbursement Payment, as applicable, would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Recipient the remainder of the Termination Payment or Expense Reimbursement Payment, as applicable; or
(iii)
a letter from the Recipient’s counsel indicating that the Recipient has received a tax opinion from the Recipient’s outside counsel or accountant, respectively, to the effect that the receipt by the Recipient of the Termination Payment or Expense Reimbursement Payment, as applicable, should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Recipient the remainder of the Termination Payment or Expense Reimbursement Payment, as applicable.

The Parties agree to cooperate in good faith to amend this Section 9.3(f) at the reasonable request of the Recipient in order to (A) maximize the portion of the Termination Payment or Expense Reimbursement Payment, as applicable, that may be distributed to the Recipient hereunder without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve the Recipient’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(f) or (C) assist the Recipient in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(f). The Escrow Agreement shall provide that the Recipient shall bear all costs and expenses under the Escrow Agreement. The Payor shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes imposed on the Payor in connection therewith).

ARTICLE 10

GENERAL PROVISIONS
Section 10.1
Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Merger Effective Time or the full force and effect of Article 1, this Article 10 or the definitions of capitalized terms not substantively defined in Article 1.
Section 10.2
Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given or made on the date of receipt by the recipient thereof if received on or prior to 11:59 p.m., California local time, if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a portable document form (pdf) attachment (providing confirmation of transmission (other than by automatic response)) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):
(a)
if to SSGT III to:

Special Committee of the Board of Directors

Strategic Storage Growth Trust III, Inc.

10 Terrace Road

Ladera Ranch, CA 92694

Attn: Brent Chappell

E-mail: bpchapp@gmail.com

with copies (which shall not constitute notice) to:

Bass, Berry & Sims PLC

100 Peabody Place Suite 1300

Memphis, TN 38103

Attn: Richard Mattern

E-mail: rmattern@bassberry.com

(b)
if to SST VI or Merger Sub to:

Special Committee of the Board of Directors

Strategic Storage Trust VI, Inc.

10 Terrace Road

Ladera Ranch, CA 92694

Attn: Alex Vellandi

E-mail: avellandi@vellandilaw.com

with copies (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

Atlantic Station

201 17th Street NW

Suite 1700

Atlanta, GA 30363

Attn: Michael K. Rafter

Email: mike.rafter@nelsonmullins.com

Section 10.3
Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
Section 10.4
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (electronically by email or facsimile) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in portable document form (pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 10.5
Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibit, Schedules, the SST VI Disclosure Letter and the SSGT III Disclosure Letter) and Section 2 of the Exclusivity Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article 3 and Section 7.7, which, from and after the Merger Effective Time, shall be for the benefit of the holders of SSGT III Common Stock immediately prior to the Merger Effective Time and Indemnified Parties, respectively, are not intended to confer upon any Person other than the Parties hereto any rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the Parties and any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.6 without notice or liability to any other Person. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 10.6
Amendment; Extension; Waiver. At any time prior to the Merger Effective Time, SSGT III (in all events subject to the prior approval of the SSGT III Special Committee) and SST VI (for itself and on behalf of the other SST VI Parties, and in all events subject to the prior approval of the SST VI Special Committee) may, to the extent permitted under applicable Law and except as otherwise set forth herein, (a) amend any provision of this Agreement, (b) extend the time for the performance of any of the obligations or other acts of the other Party, (c) waive any inaccuracies in the representations and warranties of the other Party contained in this

Agreement or in any document delivered pursuant to this Agreement or (d) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any such amendment of this Agreement shall be valid only if specifically set forth in an instrument in writing signed on behalf of all Parties. Any such grant by a Party of an extension or waiver in respect of any provision of this Agreement shall be valid only if specifically set forth in an instrument in writing by such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law, except to the extent expressly provided otherwise in Section 9.3 (Fees and Expenses).
Section 10.7
Governing Law; Venue.
(a)
This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).
(b)
All disputes arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in any Maryland state or federal court located in Baltimore City exercising jurisdiction over the subject matter of such dispute(s). Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive personal jurisdiction of any such Maryland state or federal court located in Baltimore City for the purpose of any Action arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such Action except in such courts, (iii) agrees that any claim in respect of any Action may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent permitted by applicable Law, any objection to such court’s exercise of personal jurisdiction over the Party in any such dispute, (v) waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Action, (vi) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such dispute and (vii) agrees, with respect to any Action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.
Section 10.8
Assignment. Except as may be required to satisfy the obligations contemplated by Section 7.7 (Indemnification; Directors’ and Officers’ Insurance), neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns, and any attempted or purported assignment or delegation in violation of this Section 10.8 shall be null and void.
Section 10.9
Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the effective time of any termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity. In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law. To the extent any Party brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to specifically enforce any provision that survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended to (a) the twentieth (20th) Business Day following the resolution of such Action, or (b) such other time period established by the court presiding over such Action.
Section 10.10
Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY and UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (a) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND THAT IT MAKES THIS WAIVER VOLUNTARILY AND (c) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 10.10.
Section 10.11
Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

STRATEGIC STORAGE TRUST VI, INC.

By: /s/ H. Michael Schwartz

Name: H. Michael Schwartz

Title: Chief Executive Officer and President

STRATEGIC STORAGE GROWTH TRUST III, INC.

By: /s/ Matt Lopez

Name: Matt Lopez

Title: Chief Financial Officer and Treasurer

SSGT III MERGER SUB, LLC

By: Strategic Storage Trust VI, Inc.,

its Member and Manager

By: /s/ H. Michael Schwartz

Name: H. Michael Schwartz

Title: Chief Executive Officer and President

(Signature Page to Agreement and Plan of Merger)

EXHIBIT A

Articles Supplementary

[Attached.]